Exhibit 10.2

HOTEL MANAGEMENT AGREEMENT

THIS HOTEL MANAGEMENT AGREEMENT (“Agreement”) is made and entered into this      day of             , 2003 (“Effective Date”) by and between KPA Leaseco         , Inc., a Virginia corporation with its principal place of business at 306 Royal Poinciana Plaza, Palm Beach, Florida 33480 (“Lessee”), and INNKEEPERS HOSPITALITY MANAGEMENT, INC., a Florida corporation, with its principal place of business at 302 Royal Poinciana Plaza, Palm Beach, Florida 33480 (“Manager”).

RECITALS

WHEREAS,                         , a                          (“Owner”) is the owner of fee title1 to the parcel of real property described on Exhibit A attached hereto and made a part hereof (which, collectively with its buildings and the facilities contained thereon, shall be defined herein as the “Hotel”).

WHEREAS, Owner has leased the Hotel to Lessee pursuant to a percentage lease agreement (as the same may be amended, modified, supplemented or restated from time to time, the “Percentage Lease”), a copy of which is attached to that certain Lease Identification Letter entered into by the parties simultaneously herewith.

WHEREAS, simultaneously herewith, Owner is entering into that certain Guaranty Agreement dated as of even date herewith and attached hereto as Exhibit 1 pursuant to which Owner will guarantee the obligations of Lessee hereunder up to the value of the Hotel.

WHEREAS, Lessee desires to have Manager manage and operate the Hotel from and after the Management Commencement Date (as defined herein), and Manager is willing to perform such services on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Manager and Lessee agree as follows:

Definition of Terms

When used herein, the following terms shall mean and be defined as follows:

1.01 Accounting Period shall be defined as meaning a calendar month.

1.02 Accounting Services Fee shall be defined as meaning an amount payable to Manager for accounting services provided under and pursuant to this Agreement in an amount equal to Seven Hundred Fifty Dollars ($750) per month. The Accounting Services Fee shall be separate from and in addition to any other fees, payments or charges due hereunder, including without limitation those for group services.

1.03 Affiliate shall be defined as meaning any individual or entity, directly or indirectly

[1]	Revise for properties with ground leases.

controlling, controlled by, or under common control with a party, including, without limitation, through one or more intermediaries. With respect to an entity, the term “control” (for purposes of this definition, the definition of Sale of the Hotel and Section 16) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity, whether through the ownership of voting securities, by contract or otherwise. Manager and its principals, on the one hand, and Lessee and Owner, on the other hand, shall not be deemed to be Affiliates of one another for purposes of this Agreement.

1.04 Agreement shall have the meaning set forth in the Preamble.

1.05 Agreements shall have the meaning set forth in Section 13.12A.

1.06 Annual Operating Projection means the estimated budget statements of profit and loss, cash flows and a balance sheet prepared and submitted by Manager and approved by Lessee in accordance with Section 12.04, which sets forth Manager’s reasonable estimate of the Hotel’s Gross Revenues, Deductions and Operating Profit for the forthcoming Fiscal Year.

1.07 Annual Operating Statement shall be defined as meaning the statement prepared and submitted by Manager in accordance with Section 12.02, which sets forth in reasonable detail the Hotel operations for the prior Fiscal Year.

1.08 Appraiser shall have the meaning set forth in Section 4.01.

1.09 Available Cash Flow shall be defined as meaning an amount, with respect to each Fiscal Year or portion thereof, equal to the excess (if any) of the Operating Profit for such Fiscal Year over Lessee’s Priority.

1.10 Base Management Fee shall be an amount payable to Manager pursuant to Section 9.03C for services provided under and pursuant to this Agreement in an amount equal to three percent (3%) of Gross Revenues.

1.11 Building Estimate shall be defined as meaning the statement prepared and submitted by Lessee to Manager for informational purposes only in accordance with Section 10.03, which sets forth Lessee’s estimate of the amounts required to cover the expenditures with respect to Major Capital Improvements for the following Fiscal Year. At Lessee’s option, the FF&E Estimate and the Building Estimate may be combined into a single, integrated estimate and document.

1.12 Business Plan shall be defined as meaning a collective term to describe the Annual Operating Projection, the FF&E Estimate, the final Building Estimate and the Marketing Plan.

1.13 Capital Expenditure Policy shall have the meaning set forth in Section 10.06.

1.14 CPI shall be defined as meaning the Consumer Price Index for All Urban Consumers (1982-84 = 100) as published by the United States Bureau of Labor Statistics, U.S. City Average. If the compilation and/or publication of the CPI shall be discontinued or transferred to any other governmental department or bureau or agency, Lessee shall (subject to Manager’s approval, which shall not be unreasonably withheld) fix an alternate index or method to implement the parties’ intention that the purchasing power of the amounts to be adjusted by reference to the CPI shall be the same as the purchasing power of the stated amounts as of the Effective Date. Likewise, if the CPI shall be modified as to components, computing methods or otherwise, then Lessee may (subject to Manager’s approval, which shall not be unreasonably withheld) fix an alternate index or method, as aforesaid, or Lessee may utilize an appropriate conversion factor so as to achieve substantially the same result as would have been obtained if the CPI in effect and as computed, calculated and constituted on the Effective Date were still then in effect.

1.15 Change of Control Event of Innkeepers shall mean in a single transaction or series of related transactions (i) a sale or other transfer by Innkeepers of all or substantially all of its assets (which for these purposes shall expressly include any sale or disposal of Innkeepers USA Limited Partnership or all or substantially all of its assets), (ii) a sale resulting in fifty percent (50%) or more of the outstanding common shares of Innkeepers being owned by a single purchaser or group of related purchasers or (iii) a merger, consolidation or other business combination transaction of Innkeepers as a result of which the persons who, in the aggregate, owned all the outstanding common shares immediately prior to the merger, consolidation or other business combination transaction own, in the aggregate, less than fifty percent (50%) of the outstanding common equity of the survivor.

1.16 Change of Control Event of Manager shall mean in a single transaction or series of related transactions (i) a sale or other transfer by Manager of substantially all of its assets, (ii) a sale or other transfer for value resulting in fifty percent (50%) or more of the outstanding common stock of Manager being owned by a single person or entity or group of related persons or entities or (iii) a merger, consolidation or other business combination transaction of Manager as a result of which the persons who, in the aggregate, owned all the outstanding common stock immediately prior to the merger, consolidation or other business combination transaction own, in the aggregate, less than fifty percent (50%) of the outstanding common equity of the survivor. Notwithstanding the foregoing, a transfer by Manager to an entity controlled by Jeffrey H. Fisher, which transfer is made for estate planning purposes (and which remains controlled by Jeffrey H. Fisher (other than upon his death or disability)), shall not be deemed a Change of Control Event of Manager.

1.17 Chief Executive Officer shall have the meaning set forth in Section 19.17E.

1.18 Claims shall have the meaning set forth in Section 13.12A.

1.19 Code shall have the meaning set forth in Section 5.02.

1.20 Competitive Set shall mean the group of comparable service hotels which are closest in geographical distance from the Hotel and which are generally within the same hotel market segment as the Hotel. As of the Effective Date, the parties agree that the Competitive Set shall be comprised of those hotels set forth on Schedule 1.20 attached hereto. Lessee and Manager agree to mutually, reasonably and in good faith, discuss appropriate changes to the foregoing list pursuant to Section 3.02B. hereof and reflect any agreed changes on Schedule 1.20 attached hereto.

1.21 Contract Term shall have the meaning set forth in Section 4.01D.

1.22 Commitment shall have the meaning set forth in Section 3.03K.

1.23 Decline Percentage shall have the meaning ascribed thereto in Section 3.02B hereof.

1.24 Deductions shall be defined as all operating expenses in connection with the operation of the Hotel or the generation or creation of Gross Revenues, determined in accordance with the Uniform System of Accounts and past practice with respect to the Hotel, or as may otherwise be appropriate to include an item as such an operating expense, including, without limitation, the following: (i) cost of sales and salaries, wages, fringe benefits, payroll taxes and other cash payroll costs of employees with respect to the Hotel; (ii) departmental expenses, administrative and general expenses, the cost of Hotel advertising and business promotion, heat, light and power, routine repairs and maintenance under Section 10.01 and FF&E expenditures which are not capital expenditures as determined under the Capital Expenditure Policy; (iii) the cost of Inventories and Fixed Asset Supplies (as defined herein) consumed in the operation of the Hotel; (iv) the aggregate amount of accounts receivable written off (or reduced) as uncollectible, and (without double counting) any reserves for doubtful accounts established by Manager and Lessee as part of the Business Plan process described in Section 12; (v) all costs of independent professionals or other third parties who perform services required or permitted hereunder if and to the extent the cost is not capitalized in accordance with GAAP, including without limitation, third parties providing legal services to Manager in connection with matters involving the Hotel (excluding legal fees of the parties hereto for disputes between Lessee and Manager with respect to the provisions of this Agreement); (vi) the cost and expense of technical consultants and operational experts for specialized services in connection with non-routine Hotel work; (vii) the Base Management Fee and the Accounting Services Fee; (viii) without duplication for payments treated as Deductions in the immediately following paragraph, all the costs and expenses incurred by Lessee pursuant to the Franchise Agreement including, but not limited to, franchise fees, advertising fees, chain services fees, and the like; (ix) insurance costs and expenses with respect to the policies required to be maintained pursuant to Section 13 (provided property insurance costs and expenses shall not be a Deduction); (x) all costs and expenses to obtain and keep in full force and effect any licenses and permits required for the operation of the Hotel and related facilities, including without limitation, liquor licenses for the sale of alcoholic beverages at all restaurants, bars, lounges, banquet rooms, meeting rooms and guest rooms at the Hotel; (xi) charges for group services, if any; (xii) such other costs and expenses incurred by Manager as are specifically provided for elsewhere in this Agreement or are otherwise reasonably related to the operation of the Hotel, unless such are excluded specifically from Deductions elsewhere in this Agreement; (xiii) all expenditures made or incurred by Lessee or Owner which are required by the terms of the Agreement to be borne by Manager, or which otherwise arise out of Manager’s breach or failure to comply with any of the terms of this Agreement (unless and until Manager reimburses Lessee for the amount of such expenditure), including, without limitation, expenditures to which Lessee Indemnified Parties (as defined in Section 13.12B) are entitled to indemnification under Section 13.12B; (xiv) Taxes (other than hotel, bed and transient occupancy taxes); (xv) any other item which pursuant to the terms and conditions of this Agreement is to be treated as a Deduction and (xvi) rental costs and expenses (other than under capitalized lease obligations) with respect to any personal property leases used in the operation of the Hotel. The provisions of this paragraph shall apply regardless of whether an item is paid by Lessee or Manager.

In addition to the items listed in the paragraph above, Deductions for any period shall also include the following fees that were paid or are payable to Marriott for the period: (1) the “Conversion Fee”, as defined in the Omnibus Agreement, dated April 25, 2003, between Innkeepers USA Trust, Innkeepers Hospitality, Marriott International, Inc. (“Marriott”), and certain of their affiliates (“Omnibus Agreement”) and (2) the additional 1.5% franchise fee payable to Marriott under the franchise agreement for 10 years pursuant to the Omnibus Agreement. Notwithstanding anything to the contrary contained herein, (i) Gross Revenues shall not include any revenue and (ii) Deductions shall not include any item of expense (except as expressly provided in the immediately preceding sentence of this paragraph), in each case, as would otherwise be determined in accordance in with GAAP related to the items referenced in the immediately preceding sentence.

Deductions shall not include and shall specifically exclude the following: (i) debt service payments related to any financing of the Hotel or the premises on which the Hotel is located; (ii) ground lease rental or other rental payments pursuant to any ground lease in connection with the Hotel; (iii) any capital expenditures by Lessee, including FF&E expenditures which are capital expenditures, as determined by GAAP or the Uniform System; (iv) rental payments pursuant to any capital leases approved by Lessee; (v) the cost of external (third party) audits of Hotel operations and/or with respect to the Lessee entity itself; and (vi) other recurring and non-recurring ownership costs, including without limitation Lessee’s entity administration costs; all of which shall be paid by Lessee from its own funds, and not from Gross Revenues.

1.25 Default shall have the meaning set forth in Section 15.

1.26 Early Termination Fee shall have the meaning set forth in Section 4.01A.

1.27 Effective Date shall have the meaning set forth in the Preamble.

1.28 Employee Claims shall be defined as meaning any and all claims (including without limitation all fines, judgments, penalties, costs, litigation and/or arbitration expenses, attorneys’ fees and expenses, and costs of settlement with respect to any such claim) by any employee or employees of Manager against Lessee or Manager with respect to his, her and/or their employment at the Hotel, including, without limitation, those which: (i) are eventually resolved by arbitration, by litigation or by settlement; (ii) involve allegations that any applicable employment-related contract(s) affecting the employee(s) at the Hotel have been breached; and (iii) involve allegations that any employment laws have been violated.

1.29 Environmental Laws shall have the meaning set forth in Section 1.45.

1.30 Event of Default shall have the meaning set forth in Section 15.

1.31 Expense Test Failure shall have the meaning ascribed thereto in Section 3.02A.

1.32 Expiration shall have the meaning set forth in Section 1.86.

1.33 Extension Term shall have the meaning set forth in Section 3.01.

1.34 Fair Market Value shall have the meaning set forth in Section 4.01D.

1.35 FF&E shall be defined as meaning the fixtures, furnishings and equipment in and of the Hotel, including, without limitation, all fixtures, furniture, furnishings, equipment (not including Fixed Asset Supplies and Inventories), apparatus and other personal property used in, or held in storage for use in (or if the context so dictates, required in connection with), or required for, the operation of the Hotel.

1.36 FF&E Estimate shall be defined as meaning an estimate prepared and submitted by Lessee to Manager for informational purposes only in accordance with Section 10.02, which sets forth Lessee’s estimate of the capital expenditures necessary for replacement and renewal of the Hotel FF&E and for building repairs for the following Fiscal Year.

1.37 Fiscal Year shall be defined as meaning each period commencing at 12:00 AM on January 1st and ending at 11:59:59 PM on December 31st. The partial Fiscal Year between the Management Commencement Date and the December 31st first following the Management Commencement Date shall be deemed to be its own Fiscal Year, albeit a short Fiscal Year, and if necessary or appropriate adjustments shall be made to this Agreement’s reporting and accounting procedures to account therefor. The Fiscal Year in which this Agreement is terminated shall be the final Fiscal Year under this Agreement, and if the Agreement is terminated prior to midnight on December 31st of such year it shall be deemed to be its own Fiscal Year, albeit a short Fiscal Year, and if necessary or appropriate, adjustments shall be made to this Agreement’s reporting and accounting procedures to account therefor.

1.38 Fixed Asset Supplies shall be defined as meaning supply items included within “Property and Equipment” under the Uniform System of Accounts, including without limitation linen, china, glassware, silver, uniforms and similar items.

1.39 Franchisor shall have the meaning set forth in Section 1.41.

1.40 Force Majeure Event shall be defined as meaning any one or more of the following events or circumstances that, alone or in combination, materially and adversely affects the operation of the Hotel: fire, earthquake, storm or other casualty; strikes; terrorism, war, rebellion, riots or other civil unrest; or any other similar event or circumstance of an extraordinary nature which is beyond Manager’s reasonable control.

1.41 Franchise Agreement shall be defined as meaning that certain Franchise Agreement dated                  between                              (“Franchisor”) and Lessee with respect to operating within the hotel brand, as amended or renewed from time to time, and including any related agreements which may impact the operation of the Hotel.

1.42 GAAP shall have the meaning set forth in Section 10.06.

1.43 GOP Percentage shall have the meaning ascribed thereto in Section 3.02C.

1.44 Gross Revenues shall be defined as meaning all revenues and receipts of every kind derived from operating the Hotel, classified as such consistent with the Uniform System of Accounts, relevant industry practices and relevant GAAP, including, but not limited to: income (from both cash and credit transactions), before commissions and discounts for prompt or cash payments, from rental of rooms, stores, offices, meeting, exhibit or sales space of every kind; license, lease and concession fees and rentals; income from vending machines; health club membership fees; food and beverage sales; wholesale and retail sales of merchandise; service charges, and proceeds, if any, from business interruption or other loss of income insurance. Gross Revenues shall not include (i) gratuities, including tips, paid to Hotel employees by third parties; (ii) Taxes collected directly from patrons or guests or included as part of the sales price of any rooms, goods, or services or as part of the sales price of any goods, services, or displays, including gross receipts, admission, cabaret, or similar or equivalent taxes; (iii) the proceeds realized from the sale of capital assets (including FF&E) no longer necessary to the operation of the Hotel; (iv) proceeds of any insurance other than business interruption insurance or other insurance against loss of income; (v) condemnation awards; (vi) gross receipts received by lessees, licensees, or concessionaires of the Hotel; (vii) proceeds from any financing or refinancing, including loans from Affiliates of Owner; (viii) proceeds of any judgment or settlement not received as compensation for actual or potential loss of Gross Revenues or Operating Profit; (ix) interest earned on any sums which may be deposited in any Hotel Account, the Operating Account or other bank accounts established pursuant to this Agreement (all of which interest shall be the property of Lessee); (x) rebates, discounts or credits of a similar nature, paid or returned in the course of obtaining Gross Revenues (not including charge or credit card discounts, which shall not constitute a deduction from revenues in determining Gross Revenues, but shall constitute a Deduction in determining Operating Profit); and (xi) rental received by Lessee for space leases, including, without limitation, rooftop leases and all telecommunications and similar leases and licenses described in Section 6.03.2

1.45 Hazardous Materials shall be defined as meaning and including petroleum products, flammable explosives, radioactive materials, asbestos or any material containing asbestos, polychlorinated biphenyls, and/or any hazardous, toxic or dangerous waste, substance or material defined as such, or as a Hazardous Substance or any similar term, by, in, or for the purposes of all environmental laws now or hereafter applicable to the Hotel, including, without limitation, Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (the “Environmental Laws”), or which may present a significant risk of harm to guests, invitees or employees of the Hotel.

1.46 Holding Account shall have the meaning set forth in Section 12.03A.

1.47 Hotel shall have the meaning set forth in the Recitals.

1.48 Hotel Accounts shall be defined as meaning all bank accounts established pursuant to Section 12.03 other than the Operating Account and the Holding Account.

1.49 Incentive Management Fee shall be defined as meaning an amount payable to Manager pursuant to Section 9.03D that is equal to fifty percent (50%) of Available Cash Flow in any Fiscal Year (or portion thereof).

1.50 Initial Term shall have the meaning set forth in Section 3.01.

1.51 Innkeepers shall have the meaning set forth in Section 2.04B(ii).

1.52 Intellectual Property shall be defined as meaning Manager’s proprietary software, including without limitation the Software (as defined herein), Manager’s proprietary forms, manuals, brochures and directives issued by Manager to its employees at the Hotel regarding procedures, Manager’s servicemarks and Manager’s proprietary techniques to be used in operating the Hotel. All Intellectual Property owned and used by Manager in connection with the Hotel is listed in Schedule 1.52; it being understood and agreed that Manager may acquire, license or develop additional Intellectual Property for use in connection with the operation of the Hotel (and to modify such Schedule 1.52 accordingly), with the prior written consent of Lessee, which shall not be unreasonably withheld.

1.53 Inventories shall be defined as meaning “Inventories” as defined in the Uniform System of Accounts, and shall include without limitation the following: provisions in storerooms, refrigerators, pantries and kitchens; beverages in wine cellars and bars; other merchandise intended for sale; fuel; mechanical supplies; stationery; and other supplies and similar items.

1.54 Legal Requirements shall be defined as meaning all public laws, statutes, ordinances, orders, rules, regulations, permits, licenses, authorizations, directions and requirements of all governments and governmental authorities, which, now or hereafter, may be applicable to the premises and the operation thereof, including, without limitation, those relating to zoning, building, life/safety, environmental and health, employee benefits, and providing continued health care coverage under

[2]	Exclusion for Germantown restaurant lease will be added to the Management Agreement for such property.

ERISA.

1.55 Lessee shall be defined as meaning the entity which is described as such in the preamble to this Agreement, inclusive of its successors and assigns, provided that such succession and assignment is undertaken in full compliance with the terms and conditions of this Agreement.

1.56 Lessee Indemnified Parties shall have the meaning set forth in Section 13.12B.

1.57 Lessee’s Intellectual Property shall have the meaning set forth in Section 17.03.

1.58 Lessee’s Priority as of a date of determination shall be defined as meaning the total Rent which is owed to Owner by Lessee under the Percentage Lease, and which is unpaid as of such date of determination, on a cumulative basis from the Effective Date, including the amount of any accrued and unpaid Rent due Owner for any prior Fiscal Year or portion thereof as contemplated by the Pooling and Cumulation Agreement.

1.59 Lessee Taxes shall have the meaning set forth in Section 11.01.

1.60 Major Capital Improvements shall mean all major repairs, alterations and improvements to, as well as for the renewals and replacements of, the structural, mechanical, electrical, heating, ventilating, air conditioning, plumbing and vertical transportation elements of the Hotel building.

1.61 Managed Hotels shall be defined as meaning, collectively, the Hotel and all other hotels within the United States of America operated by Manager or its Affiliates for Lessee or its Affiliates.

1.62 Management Commencement Date shall be defined as meaning the date upon which Manager commences operation of the Hotel pursuant to this Agreement. The Management Commencement date shall be the date hereof and shall be confirmed in writing by Manager, unless otherwise agreed by the parties.

1.63 Management Fees shall have the meaning set forth in Section 9.01.

1.64 Manager shall have the meaning set forth in the Preamble.

1.65 Manager Indemnified Parties shall have the meaning set forth in Section 13.12A.

1.66 Market Decline shall have the meaning ascribed thereto in Section 3.02B.

1.67 Marketing Plan shall be defined as meaning the annual marketing plan for the Hotel developed by Manager. The Marketing Plan shall include all items included in the marketing plan prepared by Manager for internal use in relation to the Hotel.

1.68 Marriott shall have the meaning set forth in Section 1.24

1.69 Mortgage shall be defined as meaning any security instrument which encumbers the Hotel and/or the Hotel premises, including, without limitation, any and all mortgages, deeds of trust, security deeds and similar instruments.

1.70 Mortgagee shall be defined as meaning the holder of, or trustee under, any Mortgage, or the holder of any indebtedness secured thereby.

1.71 New Management Contract shall have the meaning set forth in Section 4.01B.

1.72 Notice Period shall have the meaning set forth in Section 3.02D.

1.73 Omnibus Agreement shall have the meaning set forth in Section 1.24

1.74 Operating Account shall have the meaning set forth in Section 12.03A.

1.75 Operating Profit shall be defined as meaning the Gross Revenues minus Deductions.

1.76 Other Managed Hotels shall be defined as meaning all Managed Hotels other than the Hotel.

1.77 Overdue Rate shall be defined as meaning the lesser of (i) the Prime Rate plus five percentage points or (ii) the highest lawful rate under applicable law.

1.78 Owner shall have the meaning set forth in the Recitals.

1.79 Percentage Lease shall have the meaning set forth in the Recitals.

1.80 Pooled Agreements shall mean the management agreements for each of the Pooled Hotels.

1.81 Pooled Hotels shall mean all hotel properties described on Schedule 1.81 attached hereto, as may be amended from time to time pursuant to the terms of the Pooling and Cumulation Agreement.

1.82 Pooling and Cumulation Agreement shall mean that certain Pooling and Cumulation Agreement made as of this      day of             , 2003 by Lessee and Manager, in the form attached hereto as Exhibit B.

1.83 Prime Rate shall be defined as meaning the “prime rate” as published in the “Money Rates” section of The Wall Street Journal; however, if such rate is, at any time during the term of this Agreement, no longer so published, the term “Prime Rate” shall mean the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a “prime rate.”

1.84 Prior Year GOP Percentage shall have the meaning ascribed thereto in Section 3.02C.

1.85 Profit Decline shall have the meaning ascribed thereto in Section 3.02C.

1.86 Rent shall be defined as meaning all “Rent” under the Percentage Lease; provided, however, that from and after the expiration (the “Expiration”) of the current term of the Percentage Lease as in effect on the date hereof until the expiration of the Term of this Management Agreement, Rent shall mean on an annual basis (from and after each Re-Set Date (as defined herein), until the next Re-Set Date) the lesser of: (a) annual rent actually owed by Lessee under the Percentage Lease (or any replacement or extension thereof) following the Expiration; and (b) the annual rent that would be produced under the Percentage Lease (or any replacement or extension thereof) if the formula for calculating annual rent thereunder was the greater of (i) 7% of the un-depreciated value of the Hotel on Owner’s books, plus then-current annual real estate taxes, plus then-current annual premiums for property insurance, all as of the “Re-Set Date”; and (ii) 30% of all amounts up to the revised Breakpoint thereunder and 68% of all amounts in excess of such revised Breakpoint, with the ”Breakpoint” being defined as a dollar amount of annual room revenues determined with reference to (1) the three years of Hotel operating results immediately preceding the ”Re-Set Date” and (2) the expected operating results of the Hotel (taking account of the results referred to in the immediately preceding clause (1) and then-current market conditions) for the twelve (12) months immediately following the ”Re-Set Date” (such twelve (12) month period being the “Pro Forma Period”), such that (A) ninety five percent (95%) of the expected annual Operating Profit of the Hotel for the Pro Forma Period would be allocated to the Owner (in the form of rent) and (B) five percent (5%) of the expected annual Operating Profit of the Hotel for the Pro Forma Period would be allocated to Lessee (in the form of net income). The “Re-Set Date” means the first day immediately following the Expiration, and each five year anniversary thereof. In the event of a dispute with respect to the calculation of Rent, the parties shall engage in good faith discussions in an effort to resolve such dispute and failing such a resolution, the amount of Rent shall be determined pursuant to arbitration by a mutually agreeable expert familiar with hotel management agreements and limited service hotels and the parties shall provide to such expert such information as such expert shall deem necessary or appropriate to make the determinations set forth hereunder. Until resolution of any such dispute, the amount of Rent shall be determined by Lessee in good faith, and in the event that Lessee is unable to make such a determination in good faith then pending resolution of such dispute Rent shall be the amount set forth in clause (a) of the proviso of the first sentence of this Section 1.86.

1.87 RevPar Index Baseline shall have the meaning ascribed thereto in Section 3.02B.

1.88 RevPar Yield Index shall have the meaning ascribed thereto in Section 3.02B hereof.

1.89 Sale of the Hotel shall be defined as meaning: (i) any sale, assignment, transfer or other disposition, for value or otherwise, voluntary or involuntary, of Owner’s title to the Hotel or Lessee’s leasehold interest in the Hotel or the site on which the Hotel is located (either fee or leasehold title, as the case may be), whether pursuant to foreclosure or deed in lieu, a merger involving Owner or Lessee, a sale of substantially all of the assets of Owner or Lessee, or another form of business combination having a similar effect, or otherwise; or (ii) a further lease or sublease of the entire Hotel or site on which the Hotel is located; as well as (iii) a change of control (as defined in the definition of Affiliate) of Owner or Lessee, through any sale, transfer, or other disposition, including, without limitation, by virtue of a sale or merger transaction involving Innkeepers or Innkeepers USA Limited Partnership, for value or otherwise, in a single transaction or a series of related transactions, which change of control (for clarification purposes) shall expressly include a Change of Control Event of Innkeepers.

1.90 Software shall be defined as meaning any and all computer software, together with its accompanying documentation, if any, which is owned or exclusively licensed by Manager in connection with its property management system, with any reservation system and with all other computer programs and systems developed by or for Manager and/or its Affiliates for use in connection with the operation of the Hotel or Other Managed Hotels. All Software currently owned or used by Manager in connection with the Hotel is listed on Schedule 1.90 attached hereto.

1.91 Special Termination Fee shall have the meaning set forth in Section 15.02D.

1.92 Subsequent Owner shall have the meaning set forth in Section 5.05B.

1.93 Taxes shall be defined as meaning all sales, use, hotel, bed, transient occupancy or excise taxes, inventory taxes and similar charges on or relating to the Hotel or the operation thereof. Irrespective of the foregoing, the following are not Taxes and are specifically excluded from the definition thereof: (i) Any income, excess profits or revenue taxes of Lessee or any person, firm or entity as a partner of Lessee; (ii) Special assessments imposed because of facilities which are constructed by or on behalf of the assessing jurisdiction (e.g., roads, sidewalks, sewers, etc.) which directly benefit the Hotel; (iii) “Impact Fees” which are required of Lessee as a condition to the issuance of site plan approval, zoning variances or building permits; (iv) “Tax-increment financing” or similar financing whereby the municipality or other taxing authority has assisted in financing the construction of the Hotel by temporarily reducing or abating normal Taxes in return for substantially higher levels of Taxes at later dates; and (v) Lessee Taxes.

1.94 Term shall have the meaning set forth in Section 3.01.

1.95 Termination shall be defined as meaning the expiration or sooner cessation of this Agreement.

1.96 Unavoidable Occurrences shall have the meaning ascribed thereto in Section 3.02E.

1.97 Uncontrollable Expenses shall have the meaning set forth in Section 12.05B.

1.98 Uniform System of Accounts shall be defined as meaning the Uniform System of Accounts for Hotels, currently the Ninth Revised Edition, 1996, as may be revised from time to time and as modified by applicable provisions of this Agreement.

1.100 Unrelated Persons shall have the meaning set forth in Section 2.04C.

1.101 Valuation Notice shall have the meaning set forth in Section 4.01D.

1.102 WARN Act shall be defined as meaning the Worker Adjustment and Retraining Notification Act of 1990, as such may be amended from time to time.

Section 2. Appointment of Manager

2.01 Appointment. Lessee hereby appoints Manager as the exclusive manager of the Hotel, and Lessee hereby confers upon Manager the exclusive right to supervise, direct and control the management and operation of the Hotel for the duration of the Term (as defined herein), all in accordance with and subject to the terms and conditions of this Agreement. Manager accepts this appointment and shall manage the Hotel during the Term in accordance with the terms and conditions set forth herein, in good faith and at all times in consideration of the best interests of Lessee and Owner. Manager agrees that it shall manage and operate the Hotel, in accordance with the terms of this Agreement, as a first-class                          limited service hotel,3 taking into account the size, location and

[3]	For Residence Inns, it will refer to upscale, extended stay, for Hampton Inns, it will refer to mid-scale, limited service without F&B, for TownPlace Suites, it will refer to mid-priced, extended stay and for Courtyard by Marriott it will refer to mid-scale with F&B. If a hotel is not a limited service hotel, the reference will be deleted and replaced with the appropriate term.

character of the Hotel, and in accordance with the standards set forth in the Franchise Agreement. In connection therewith and subject thereto, Manager, as agent of Lessee, shall have the authority and responsibility, subject to the provisions of this Agreement, to (i) determine operating policy, standards of operation, quality of service, the maintenance and physical appearance of the Hotel and any other matters affecting operations and management; (ii) supervise and direct all phases of advertising, sales and business promotion for the Hotel; and (iii) carry out all programs contemplated by the Business Plan approved by Lessee pursuant to Section 12.04. Lessee hereby confirms that Owner has acknowledged and approved of Lessee’s appointment of Manager in accordance with this Section 2.01 and recognizes Manager’s rights as set forth herein subject to the rights of Lessee hereunder.

2.02 Required Management. Except as otherwise provided herein, during the Term Manager shall be responsible for the proper and efficient operation of the Hotel. Except as provided to the contrary or as may be limited herein (including, without limitation, by virtue of the rights of Lessee hereunder), Manager shall have discretion and control, free from interference, interruption or disturbance, in all matters relating to the management and operation of the Hotel, including, without limitation, charges for rooms and commercial space, credit policies (which credit policies shall be reasonable, customary and in keeping with industry standards for the market segment which the Hotel services), food and beverage services, the receipt, holding and disbursement of funds, maintenance of bank accounts, procurement of Inventories, supplies and services, promotion and publicity and, generally, all activities necessary for the operation of the Hotel. Without limiting the generality of the foregoing, Manager shall perform the following additional services, or cause the same to be performed for the Hotel, subject to any other applicable provisions of this Agreement and subject to any applicable provisions of the Business Plan:

A. Establish and revise, as necessary, administrative policies and procedures, including policies and procedures for the control of revenue and expenditures, for the management of accounts receivable and accounts payable, for the purchasing of supplies and services, for the control of credit, and for the scheduling of repairs and maintenance and preventive maintenance, and verify that the foregoing procedures are operating in a sound manner.

B. Enter into contracts, commitments and obligations for goods and services for the Hotel, at competitive, fair market rates and prices; provided that Lessee’s prior written approval (which approval shall not be unreasonably withheld) shall be required for any contract, commitment or obligation (or series of related contracts, commitments or obligations) (i) having a term in excess of one (1) year unless such agreement may be terminated without penalty, premium or ongoing obligation, or (ii) if the amount of the aggregate expenditures thereunder would, or are reasonably anticipated to, exceed $50,000 in the aggregate per annum (it being understood and agreed that Lessee’s approval shall not be required for national pricing contracts entered into by Manager which relate to the purchase of Inventories, provided that such contract falls within clause (i) above); provided further that Lessee’s prior written approval, which may be granted or withheld in its sole discretion, shall be required for any contract, commitment or obligation (or series of related contracts, commitments or obligations) with any Affiliate of Manager. Notwithstanding the foregoing, Manager shall not enter into any real property leases, space leases (including rooftop space leases), concessions or similar arrangements without Lessee’s prior written approval, which may be granted or withheld in its sole discretion, and, if Manager shall have received a notice of termination of this Agreement from Lessee, Manager shall not enter into any contracts, commitments or obligations for goods or services without Lessee’s prior written approval, which may be granted or withheld in its sole discretion.

C. Cause to be made all such repairs and routine maintenance as required under Section 10.01 hereof and cooperate with Lessee and Lessee’s designees in making all repairs, decorations, revisions, alterations and improvements to the Hotel which constitute capital items under the Capital Expenditure Policy, as shall be reasonably necessary for the proper maintenance thereof in good order, condition and repair.

D. Purchase (but not out of Manager’s own funds) such Fixed Asset Supplies and Inventories as shall be reasonably necessary for the operation of the Hotel and treat such purchases as Deductions.

E. Apply for, and keep in full force and effect (to the extent the same is within the control of Manager or its Affiliate), all licenses and permits required of Owner, Lessee or Manager in connection with the operation and management of the Hotel (including without limitation any and all licenses required for the sale or service of alcoholic beverages). Lessee agrees to execute and deliver any and all applications and other documents as shall be reasonably required and to otherwise cooperate, in all reasonable respects, with Manager in applying for, obtaining and maintaining such licenses and permits.

F. Use its reasonable best efforts to do, or cause to be done, all such acts and things in and about the Hotel as shall be reasonably necessary to comply with Legal Requirements (including without limitation, all applicable environmental law, rules, and regulations) and the terms of all insurance policies, and to discharge any lien, encumbrance or charge on or with respect to the Hotel and the operation thereof; provided that if the lien, encumbrance or charge on or with respect to the Hotel and the operation thereof arises out of the actions of Lessee or Owner, then Manager shall reasonably cooperate with Lessee or Owner in the discharge of any such lien, encumbrance or charge.

G. Pay all Taxes and insurance premiums (other than property insurance premiums described in Section 13.02A-13.02C), when due.

H. Use its reasonable best efforts to cause the Hotel (and operation thereof) to comply with all applicable covenants and provisions of the Percentage Lease, the Franchise Agreement, the Pooling and Cumulation Agreement and any Mortgage, and at Lessee’s option and direction pay, when due, Rent under the Percentage Lease, and payments under the Franchise Agreement.

I. Subject to the prior written approval of Lessee, retain legal counsel for the Hotel, which legal counsel shall be acceptable to Lessee and shall perform legal services under the direction of Manager (it being understood and agreed that the fees of any such legal counsel so retained shall be an operating expense of the Hotel and shall be treated as a Deduction), provided that Manager shall regularly confer with Lessee regarding the status of any matters or disputes requiring the retention of legal counsel in accordance herewith. Lessee shall have the option of controlling any litigation or disputes which do not impact or affect Hotel operations or revenues, provided that Lessee shall regularly confer with Manager regarding the status of any such litigation or disputes.

J. Reasonably cooperate with Owner, Lessee and any current or prospective purchaser, lessee, Mortgagee, auditor, broker, financial intermediary or other lender in connection with any proposed sale, lease, financing or inspection of or relating to the Hotel; provided, however, that Manager shall not be required to release any information that is confidential or proprietary to Manager or its Affiliates.

K. Institute in its own name or in the name of Owner, Lessee or the Hotel, and as an operating expense of the Hotel (which shall be treated as a Deduction), any and all legal actions or proceedings to collect charges, rent, or other income derived from the Hotel’s operations or to oust or dispossess guests, tenants, or other persons in possession therefrom, or to cancel or terminate any lease, license, or concession agreement for the breach thereof or default thereunder by the tenant, licensee, or concessionaire; and at the direction of Lessee (and as a Deduction), Manager shall take appropriate steps to challenge, protest, appeal and/or litigate to final decision in any appropriate court or forum any alleged non-compliance with Legal Requirements affecting the Hotel or any alleged violation of any law, subject however to the provisions of Section 12.05D with respect to indemnification.

L. Collect and account for, and remit to governmental authorities, all Taxes collectible by the Hotel directly from patrons or guests, or as part of the sales price of any goods or services, including gross receipts, admission, or similar or equivalent taxes, duties, levies or charges.

M. Establish prices, rates, and charges for services provided at the Hotel, including room rates, and collect all charges, rent and other amounts due from guests, lessees and concessionaires of the Hotel.

N. Perform such other tasks as are customary and usual in the operation of a hotel of the class and standing of the Hotel.

O. Provide risk management services with respect to the Hotel, which services shall be in scope no less favorable to Lessee than such risk management services being provided by Manager (or its Affiliates) with respect to the Hotel (or Other Managed Hotels in the event no services are provided by Manager or its Affiliates to the Hotel prior to the Effective Date) prior to the Effective Date of this Agreement, which shall include, without limitation, loss prevention efforts, interfacing with insurance companies on claims management, and insurance renewal; provided, however, to the extent that the cost or expense related thereto was being borne by Manager or its Affiliates prior to the Effective Date with respect to the Hotel or Other Managed Hotels, such cost and expense shall be borne by Manager and not be treated as a Deduction or otherwise be chargeable to or reimbursed by the Hotel or Lessee.

P. Provide sales and revenue management leadership, support and training to the employees of the Hotel.

Nothing set forth in this Section 2.02 shall be deemed to limit Manager’s obligations or Lessee’s rights under Section 12 of this Agreement. Lessee shall be entitled to meet with (i) such senior executive officers of Manager as Lessee may request, on a quarterly basis or more frequently as Lessee may reasonably request and (ii) the General Manager of the Hotel, the Chief Engineer, the Director of Sales, or other mutually agreeable responsible Manager representatives on a quarterly basis, or more frequently as Lessee may reasonably request, not to exceed one meeting per month, to review and discuss the operation of the Hotel, including any substantial deviation from the operating strategies, policies or procedures which form the basis on which the then current Business Plan was made. In the event that Lessee desires to avail itself of the meetings in the foregoing, Lessee shall direct its inquiry and request therefor to a member of Manager’s senior executive staff.

2.03 Representations Regarding Restrictions. Each party hereto warrants and represents to the other that to its knowledge, as of the Management Commencement Date, there are no covenants or restrictions which would prevent, prohibit or limit Manager from operating the Hotel or any part thereof. Manager shall promptly and periodically advise Lessee of all licenses, permits or other instruments necessary for the operation of the Hotel, and, to the extent Manager is prohibited from holding such licenses, permits or other instruments (or Lessee or Owner otherwise elect), Lessee shall, and shall cause Owner to, sign any and all applications therefor upon the reasonable request of Manager, without delay or charge, as more fully set forth in Section 2.02E.

2.04 Representations of Manager. Manager warrants and represents that:

A. Manager is experienced in the operation of hotels similar to the Pooled Hotels and shall manage and operate the Hotel in a first-class manner in accordance with the standards of management for other similar hotels, and in compliance with the Franchise Agreement.

B. At the Effective Date, Manager qualifies as an “eligible independent contractor” as defined in Section 856(d)(9) of the Code (as defined herein). From the Effective Date until the end of the Term, Manager covenants and agrees that it shall satisfy the following requirements:

(i) Manager shall not permit wagering activities to be conducted at or in connection with the Hotel by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with the Hotel;

(ii) Manager shall not own, directly or indirectly (within the meaning of Section 856(d)(5) of the Code), more than 35% of the shares of beneficial interest of Innkeepers USA Trust (“Innkeepers”);

(iii) No more than 35% of the ownership interest in Manager’s outstanding stock, assets or net profits shall be owned, directly or indirectly, by one or more persons owning 35% or more of the outstanding shares of beneficial interest of Innkeepers; and

(iv) Manager shall not sublet the Hotel or enter into any similar arrangement on any basis such that the rental or other amounts to be paid by the sublessee thereunder would be based, in whole or in part, on either (1) the net income or profits derived by the business activities of the sublessee, or (2) any other formula such that any portion of the rent would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto.

C. At the Effective Date, Manager is (or is, within the definition of Section 856(d)(9)(F) of the Code, related to a person that is) actively engaged in the trade or business of operating “qualified lodging facilities” (as defined herein) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to Innkeepers or Lessee (“Unrelated Persons”). In order to meet this requirement, Manager agrees that it (or any related person) (1) derives at least 10% of both its revenue and profit from operating “qualified lodging facilities” for Unrelated Persons and (2) complies with any regulations or other administrative guidance under Section 856(d)(9) of the Code with respect to the amount of hotel management business with Unrelated Persons that is necessary to qualify as an “eligible independent contractor” with the meaning of such Code section. A “qualified lodging facility” is defined in Section 856(d)(9)(D) of the Code and means a

“lodging facility” (as defined herein), unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “lodging facility” is a hotel, motel or other establishment more than one-half of the dwelling units in which are used on a transient basis, and includes customary amenities and facilities operated as part of, or associated with, the lodging facility so long as such amenities and facilities are customary for other properties of a comparable size and class owned by other owners unrelated to Innkeepers.

D. If Manager ceases to qualify as an “eligible independent contractor” by virtue of its failure to comply with (i) Section 2.04C(1) notwithstanding Manager using its good faith commercially reasonable efforts or (ii) Section 2.04C(2) due to a change in the law notwithstanding Manager using its good faith commercially reasonable efforts, then, in each case, Lessee shall have the rights provided in Section 15.02D.

Section 3. Term

3.01 Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date, and, unless sooner terminated as provided in this Agreement, shall continue for a period ending on the tenth (10th) anniversary of the Management Commencement Date. Following the expiration of the Initial Term (or the first Extension Term (as defined below) as applicable), this Agreement shall, unless sooner terminated pursuant to the provisions of this Agreement or unless Manager is then in default under this Agreement (which default shall not have been expressly waived in writing by Lessee), continue in force and be automatically extended for a successive sixty (60) month term (an “Extension Term”) unless Manager provides written notice of termination to Lessee at least ninety (90) days prior to the end of the then current term. Both the Initial Term and any Extension Term may collectively be referred to herein as the “Term,” provided that the Term shall end upon Termination notwithstanding anything to the contrary set forth in this Agreement or implied by such defined term.

3.02 Early Termination by Lessee for Cause.

A. If, as of the end of any Fiscal Year during the Term (excluding the partial Fiscal Year ending on December 31, 2003), Manager exceeds the aggregate expenses budgeted for the Hotel as set forth in the Annual Operating Projection for such Fiscal Year by an amount greater than or equal to 5%, then there shall be an “Expense Test Failure” under this Agreement. The existence of an Expense Test Failure for any Fiscal Year shall be determined by Lessee on the basis of the annual reports furnished pursuant to Sections 9.03B and 12.02, and shall be subject to confirmation pursuant to such sections. Any updatings or revisions to the Annual Operating Projection pursuant to Section 12.05 shall be disregarded for purposes of this Section 3.02A and the existence of an Expense Test Failure shall be determined solely on the basis of the Annual Operating Projection originally determined for a Fiscal Year determined pursuant to Section 12.04 (and with respect thereto Section 19.13 to the extent applicable).

B. If, as of the end of any Fiscal Year during the Term (excluding the partial Fiscal Year ending on December 31, 2003), (i) the RevPar Yield Index of the Hotel shall be more than fifteen (15) percentage points (the “Decline Percentage”) below     % (i.e., the Hotel’s RevPar Yield Index as of the Effective Date of this Agreement) (the “RevPar Index Baseline”) and (ii) the RevPar Yield Index shall be below ninety-five percent (95%), such combined decline shall constitute a “Market

Decline” under this Agreement. As used herein, “RevPar Yield Index” when used with respect to the Hotel, shall mean the percentage amount obtained by dividing the RevPar of the Hotel by the RevPar of the Competitive Set, with the term “RevPar” having the meaning ascribed to it in the Smith Travel Trends Report, Star Report, produced by Smith Travel Research. Lessee and Manager shall work in good faith to determine any additions and deletions to the Hotel’s Competitive Set, and any resulting resetting of the RevPar Index Baseline as necessary to reflect any such changed circumstances, on or before December 15 of each Fiscal Year, with such changes to be applicable to the following Fiscal Year. In the event Lessee and Manager cannot agree to the Hotel’s Competitive Set or the RevPar Index Baseline changes by December 15 of any Fiscal Year, such unagreed items shall be determined by Smith Travel Research, or, if it refuses or is unable to do so, by arbitration pursuant to Section 19.13. The costs of resetting the Hotel’s Competitive Set or RevPar Index Baseline shall be borne equally by the parties. The existence of a Market Decline shall be determined on the basis of the Star Report which contains a full calendar year calculation of the RevPar Yield Index of the Hotel. If the Star Report is no longer published or does not contain sufficient information for the determination of a Market Decline, the existence of a Market Decline shall be instead determined using the methodology employed by the Star Report, from information on the RevPar Yield Index of the Hotel contained in any other publication reasonably selected by Lessee and recognized by the hotel industry as being an authoritative source of such information, or if no such publication exists, from an analysis of the RevPar Yield Index of the Hotel conducted at the joint expense of the parties by a nationally recognized accounting firm or other mutually agreeable entity with a hospitality division of which neither Lessee nor any affiliate of Lessee, nor Manager nor any affiliate of Manager, is a significant client. Lessee’s right to terminate this Agreement under Section 3.02D as a result of a Market Decline shall be subject to Manager’s right to cure the Market Decline with respect to the relevant Fiscal Year, by providing to Lessee, during the Notice Period (as defined in Section 3.02D), a rebate of Management Fees previously paid or if such a rebate were insufficient by providing to Lessee (with documentation reasonably acceptable to Lessee) a credit against future Management Fees otherwise next owing to Manager hereunder, such rebate and any such credit to be equal in the aggregate to the difference between (a) Lessee’s Priority that would have been paid if the Gross Revenues for such Fiscal Year equaled the amount necessary to cause the RevPar Yield Index for the Fiscal Year to be ninety-five percent (95%), less (b) Lessee’s Priority paid for such Fiscal Year; provided, however, any such credit provided to Lessee by Manager pursuant to the foregoing shall be applied and actually used as an offset against Management Fees or other amounts owed to Manager hereunder within two (2) years of the termination right pursuant to Section 3.02D accruing hereunder, and in the event such credit is not applied and actually used within such two (2) year period, then Lessee shall have the right to immediately terminate this Agreement. Lessee shall have no obligation to repay any amount rebated or credited by Manager to cure a Market Decline. Manager may only cure a Market Decline (i) if it cures a Profit Decline in the same Fiscal Year pursuant to Section 3.02C and (ii) on account of two (2) Fiscal Years during the Initial Term, and, if applicable, one (1) Fiscal Year during any Extension Term.

C. If, with respect to any Fiscal Year during the Term (excluding the partial Fiscal Year ending on December 31, 2003), the ratio of Operating Profit to Gross Revenues (the “GOP Percentage”) is five (5) percentage points less than the ratio of Operating Profit to Gross Revenues actually achieved in the prior Fiscal Year (“Prior Year GOP Percentage”), such event shall constitute a “Profit Decline” under this Agreement. The existence of a Profit Decline shall be determined on the basis of the Annual Operating Statement submitted by Manager to Lessee pursuant to Section 12.02 and shall be subject to confirmation by Lessee pursuant to the terms thereof. Lessee’s right to terminate this Agreement under Section 3.02D as a result of a Profit Decline shall be subject to Manager’s right to cure the Profit Decline with respect to the relevant Fiscal Year, by providing to Lessee, during the Notice Period (as defined in Section 3.02D), a rebate of Management Fees previously paid or if such a rebate were insufficient by providing to Lessee (with documentation reasonably acceptable to Lessee) a credit against future Management Fees otherwise next owing to Manager hereunder, such rebate and any such credit to be equal in the aggregate to fifty percent (50%) of the amount by which expenses would have had to be reduced in order to have produced a GOP Percentage five (5) percentage points less than the prior year GOP Percentage; provided, however, any such credit provided to Lessee by Manager pursuant to the foregoing shall be applied and actually used as an offset against Management Fees or other amounts owed to Manager hereunder within two (2) years of the termination right pursuant to Section 3.02D accruing hereunder, and in the event such credit is not applied and actually used within such two (2) year period, then Lessee shall have the right to immediately terminate this Agreement. The Manager may only cure a Profit Decline (i) if it cures a Market Decline in the same Fiscal Year pursuant to Section 3.02B and (ii) on account of two (2) Fiscal Years during the Initial Term, and, if applicable, one (1) Fiscal Year during any Extension Term.

D. If during any two (2) consecutive Fiscal Years any two (or more ) of the following occur: (1) an Expense Test Failure, (2) a Market Decline or (3) a Profit Decline, and if Manager does not elect to avoid termination by cure thereof pursuant to the foregoing subsections of this Section 3.02, to the extent applicable, then Lessee shall have the right, at its sole option, to terminate this Agreement upon thirty (30) days’ notice (the “Notice Period”) to Manager, in which event Manager shall immediately surrender possession of the Hotel to Lessee, and, if Manager fails to so surrender, Lessee shall have the right, without notice, to enter upon and take possession of the Hotel and to expel or remove Manager and its effects without being liable for prosecution or any claim for damages therefore. Manager shall, and hereby agrees, to indemnify Lessee for the total of (1) in the event that Manager does not promptly surrender possession of the Hotel, the reasonable costs of recovering possession of the Hotel and all other losses, liabilities and reasonable expenses incurred by Lessee in connection with Manager’s failure to surrender; (2) the unpaid Available Cash Flow due to Lessee as of the date of termination, plus interest at the Overdue Rate accruing after the due date; and (3) all other sums of money then owed by Manager to Lessee hereunder. Lessee’s option to terminate this Agreement under this Section 3.02D shall be exercised by serving written notice thereof on Manager within ninety (90) days after the later of (A) the receipt by Lessee of the Annual Operating Statement for such second (2nd) consecutive Fiscal Year and (B) with respect to the Market Decline, the date of publication of information regarding the RevPar Index of the hotels within the Competitive Set, if applicable. Lessee’s failure to exercise its right to terminate this Agreement pursuant to this Section 3.02 with respect to a specific period of two (2) consecutive Fiscal Years shall not be deemed an estoppel or waiver of Lessee’s right to terminate this Agreement as to any other specific period of two (2) consecutive Fiscal Years to which this Section 3.02 may apply.

E. Notwithstanding anything to the contrary contained herein, Lessee’s right to terminate this Agreement pursuant to Section 3.02D shall be eliminated with respect to a particular Fiscal Year to the extent that the termination right is attributable to the following “Unavoidable Occurrences:” (i) a Force Majeure Event; provided that with respect to Section 3.02B a Force Majeure Event must materially and disproportionately impact the Hotel as compared to other hotels in the Competitive Set, (ii) Major Capital Improvements which result in forty percent (40%) or more of the Hotel rooms being out of service for more than one hundred twenty (120) days, (iii) taking by eminent domain which by its nature materially and adversely affects Operating Profit of the Hotel or (iv) failure by Lessee to provide capital for any expenditures with respect to Major Capital Improvements, after a determination by arbitration under Section 19.13 that such capital is required to maintain the Hotel in accordance with the Franchise Agreement. Any disputes concerning the applicability of this Section 3.02E shall be resolved pursuant to the arbitration procedure described in Section 19.13, and the time period governing any Lessee termination right or Manager cure right shall be extended for a reasonable period of time (not exceeding 180 days) following such resolution.

F. If Jeffrey H. Fisher ceases, for any reason, to have a controlling interest in Manager, the performance standards and measuring periods set forth in Sections 3.02B and 3.02C. shall be revised as follows: Manager’s right to cure a Market Decline and a Profit Decline with respect to the relevant Fiscal Year shall not include the right to provide Lessee a credit against future Management Fees otherwise next owing to Manager.

3.03 Actions to be Taken upon Termination. Upon a Termination of this Agreement, the following shall apply and shall survive any Termination:

A. Except as otherwise provided in this Agreement, any and all expenses with respect to the Hotel arising as a result of such Termination or as a result of the cessation of Hotel operations (including expenses arising under this Section 3.03) shall be for the sole account of Lessee (and shall not be treated as a Deduction), and Lessee shall reimburse Manager immediately on receipt of any invoice or invoices from Manager, for any expenses, including those arising from or in connection with the severing of the employment of Hotel personnel (with severance benefits calculated according to policies applicable generally to employees of Managed Hotels, subject to Lessee’s prior written approval) incurred by Manager in the course of effecting the termination of this Agreement or the cessation of Hotel operations. Notwithstanding the foregoing, any expenses arising as a result of a termination of this Agreement due to an Event of Default or a termination pursuant to Section 3.02D by Manager shall be for the sole account of Manager.

B. Manager shall, within sixty (60) days after Termination, prepare and deliver to Lessee a final accounting statement with respect to the Hotel, along with a statement of any sums due from Lessee to Manager pursuant hereto, dated as of the date of Termination. Within thirty (30) days after the receipt by Lessee of such final accounting statement, or Lessee’s receipt of the financial statements of the Hotel for the last Fiscal Year, whichever is later, the parties will make whatever cash adjustments are necessary pursuant to such final statement, to the extent agreed upon. The cost of preparing such final accounting statement shall be a Deduction, unless the Termination occurs as a result of an Event of Default by either party, in which case the defaulting party shall pay such cost. Manager and Lessee acknowledge that there may be certain adjustments for which the necessary information will not be available at the time of such final accounting, and the parties agree to readjust such amounts and make the necessary cash adjustments when such information becomes available; provided, however, that (unless there are ongoing disputes of which each party has received notice) all accounts shall be deemed final as of one hundred eighty (180) days after such Termination.

C. As of the date of the final accounting referred to in subsection B above, Manager shall release and transfer to Lessee any of Lessee’s funds which are held or controlled by Manager with respect to the Hotel. During the period between the date of Termination and the date of such final accounting, Manager shall pay (or reserve against) all Deductions which accrued (but were not paid) prior to the date of Termination, using for such purpose any Gross Revenues which accrued prior to the date of Termination. In any event, Lessee shall be entitled to such distributions and rights with respect to cash as otherwise provided in this Agreement as if a Termination had not occurred.

D. Manager shall assign and deliver to Lessee (or its designee) all books and records respecting the Hotel (including, without limitation, books and records for all periods prior to the Effective Date), subject to Manager’s right to make copies thereof in accordance with reasonable records retention policies, such books and records to include, without limitation, those needed by Lessee to prepare the financial statements, in accordance with the Uniform System of Accounts, for the Hotel for the year in which the Termination occurs and for any subsequent year. Such books and records shall not include: (i) employee personnel files or (ii) any Intellectual Property.

E. Manager shall assign and transfer to Lessee (or its designee):

(i) any interest which Manager may have or claim in and to all of Lessee’s books and records, plans and specifications, architectural or engineering drawings, contracts, leases and other documents respecting the Hotel that are not Intellectual Property or employee personnel files and are in the custody and control of Manager, including those provided for in Section 12.01;

(ii) all of Manager’s right, title and interest in and to all liquor, restaurant and any other licenses and permits, if any, held by Manager in connection with the operation of the Hotel; provided, however, that to the extent Manager has expended a material amount of its own funds (and not funds from Gross Revenues or Lessee), and for which it has not been reimbursed, for the procurement and/or maintenance of a liquor license, in each case after the Effective Date and during the Term, then promptly following the effective assignment and transfer by Manager of any such liquor license pursuant to the provisions of this Section 3.03E(ii), Lessee shall reimburse Manager for such reasonable, documented unreimbursed funds so expended; and

(iii) any interest which Manager may have or claim in and to the Hotel Accounts.

F. Manager shall assign to Lessee (or its designee) its interest (if any) in, and Lessee shall confirm in writing its continuing responsibility for all obligations and liabilities relating to, any and all contracts (including, if, but only to the extent, required by law, collective bargaining agreements and pension plans, leases, licenses or concession agreements and maintenance and service contracts) in effect with respect to the Hotel as of the date of termination of this Agreement; provided that, notwithstanding the foregoing, the obligations and liabilities assumed by Lessee shall, to the extent permitted by law, exclude any collective bargaining agreement and employment agreements and arrangements if and only if such employment agreements and arrangements are entered into without Lessee’s prior written consent, unless Lessee in its sole and absolute discretion elects to assume such obligations and agreements by subsequent written document; provided further that Manager shall only assign such an interest if (i) such assignment is permissible, (ii) Lessee (or its designee) agrees to assume responsibility for future obligations and liabilities thereunder (but only to the extent such future obligations and liabilities relate to future performance and benefits to Lessee accruing thereunder) and (iii) Lessee (or its designee) executes such documents as may be reasonably required by Manager in connection with such assignment. Additionally, Manager shall indemnify, defend and hold Lessee (or its designee) harmless from and against any costs, claims, expenses or loss incurred as a result of the transfer by Manager of personnel from the Hotel to another hotel property.

G. All reservations, proposed reservations and arrangements for rooms, catering, meetings or other Hotel facilities and services shall be the property of Lessee and/or Owner following the effective date of the Termination, and Manager shall use all necessary efforts to maintain and promote the business of the Hotel through the effective date of the Termination, including, without limitation, by the maintenance of licenses and permits, and soliciting reservations and other business for the Hotel following Termination and in accordance with the then-existing operating policies of the Hotel.

H. Manager shall continue to operate the Hotel in good faith in accordance with the terms of this Agreement until the effective date of such Termination. Manager shall peacefully vacate and surrender the Hotel to Lessee or Owner (or to Lessee’s or Owner’s designee) on the effective date of such termination. Manager shall cooperate with the new operator of the Hotel as to effect a smooth transition, including, without limitation, by responding to all reasonable information requests from such operator (at no expense to Manager), including, without limitation, “data dumps” of information into the new operator’s property management systems.

I. To the extent that Manager’s books and records are not required to be transferred to Lessee by any other provision of this Agreement upon Termination hereof or the expiration of any Term hereunder, Manager shall make its books and records with respect to all matters involving the Hotel during the Term and through Termination hereof (including work papers in the possession of its accountants) available for inspection by Lessee, or by its representatives, at all reasonable times during normal business hours, for a seven (7) year period after the Termination of this Agreement or the expiration of any Term hereunder. In the event that Manager desires to destroy such books and records prior to the end of such seven (7) year period, Manager shall give Lessee ninety (90) days prior written notice of such intent to destroy and shall transfer to Lessee any such books and records requested in writing by Lessee.

J. Various other actions shall be taken as may be described elsewhere in this Agreement.

K. If an attempt at transfer or assignment of (i) a liquor license or (ii) any material claim, contract, lease, license, permit, commitment, sales order or purchase order, or (iii) any benefit arising thereunder or resulting from any of the foregoing (each of the items in (i), (ii) or (iii) being a “Commitment”), without the consent required or necessary for such transfer or assignment, would constitute a breach thereof or in any way adversely affect the rights of Lessee with respect thereto, then at the option of Lessee (1) any other provision of this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to transfer or assign a Commitment, or a transfer or assignment thereof or (2) Manager shall use its best efforts to obtain the consent to the assignment or transfer thereof. If Manager is unable to obtain the consent to the assignment or transfer of a Commitment, then Manager shall use it best efforts to obtain (and to take all necessary action to assist Lessee in obtaining) a replacement Commitment acceptable to Lessee in its sole discretion. If (A) any required consent to the transfer or assignment to Lessee of any Commitment is not obtained, (B) a replacement of a Commitment is not obtained, (C) an attempted transfer or assignment would be ineffective or would adversely affect the rights of Lessee thereunder so that Lessee would not receive substantially all of such rights or (D) a Commitment is assigned to Lessee pursuant to the provisions hereof and the other party thereto (or the issuing party in the case of a license) thereafter raises objections to the assignment and refuses to allow Lessee to perform the Commitment on the terms therein provided, or threatens to terminate the Commitment or sue for damages, then Lessee and Manager (at Lessee’s expense) shall cooperate in any arrangement Lessee may reasonably request to provide for Lessee the benefits under such Commitment. Cooperation may include, without limitation, and at Lessee’s request shall include, an arrangement, to be entered into between Lessee and Manager, pursuant to which Manager shall nominally perform the Commitment with full and complete indemnification by Lessee, and Lessee shall retain the economic benefits or detriments of the Commitment. Cooperation shall also include, with respect to matters covered by this Section 3.03K, Manager’s collection of any monies owed with respect to a Commitment, all for the benefit of Lessee.

In this connection, Manager shall, without further consideration therefor, pay and remit to Lessee promptly all monies, rights and other considerations received in respect of such Commitment. If and when any such consent shall be obtained or unassigned Commitments shall otherwise become assignable or able to be novated, Manager shall promptly assign and novate all rights and obligations thereunder to Lessee without the payment of further consideration and Lessee shall, without the payment of any further consideration therefor, assume such rights. Nothing contained in this Section 3.03K shall limit the liability, if any, of Manager pursuant to this Agreement. It is understood and agreed that Lessee shall not be required to enter into any arrangements pursuant to this Section 3.03K and any arrangements that may be so entered into shall be acceptable to Lessee in its sole discretion, provided that such arrangement is otherwise consistent with the terms of this Section 3.03K, including, without limitation, full and complete indemnification of Manager by Lessee in connection with the operation of such arrangement.

Section 4. Termination upon Sale or Demolition

4.01 Sale or Demolition of the Hotel.

A. Lessee may terminate this Agreement upon any Sale of the Hotel or demolition of the Hotel (other than a demolition contemplated by Section 14 hereof in which case such section shall apply by its own terms and conditions), provided that Lessee provides at least sixty (60) days prior written notice thereof to Manager, and further provided that Lessee pays to Manager a termination fee (an “Early Termination Fee”), subject to the Pooling and Cumulation Agreement, equal to the Fair Market Value of the Agreement as determined in accordance with Section 4.01D.

Notwithstanding anything to the contrary contained in this Agreement, it is expressly understood and agreed that in the event that Lessee does not provide funding as contemplated by this Agreement, or does not comply with its obligations hereunder which require material funding, with respect to the Hotel, in connection with a determination by Lessee or the board of trustees of Innkeepers that such funding or compliance is not in the best interests of Lessee or Innkeepers (regardless of when such determination is made), then Lessee, at the direction of the board of trustees of Innkeepers, may choose to terminate this Agreement as if a “Sale of the Hotel” occurred pursuant to this Section 4.01A and Manager shall have no other rights or remedies hereunder with respect thereto, and no Default or Event of Default under this Agreement shall occur, or be deemed to occur, in connection with, related to, or as a result of such termination or the failure to provide such funding or comply with such obligations.

B. Notwithstanding the foregoing, Lessee and Manager agree that the Early Termination Fee shall be $0, and that there shall be no other determination or appraisal of the Early Termination Fee as contemplated by Section 4.01A., if: (1) Lessee assigns this Agreement to an assignee in connection with a Sale of the Hotel (such assignment and assignee to be in accordance with Section 16.02); (2) within twelve (12) months following the termination of this Agreement, an assignee and Manager enter into, and Manager commences operations under, a replacement management contract for the Hotel on substantially similar terms and conditions as this Agreement and with economic benefits to Manager which are no less than those of this Agreement, taking into account any interim period (a “New Management Contract”); or (3) as of the effective date of termination of this Agreement, Manager has not accepted a written offer from the assignee to enter into a New Management Contract on terms similar or more favorable to Manager than this Agreement within thirty (30) days of being offered the same;4

C. Manager shall cooperate with Lessee, Owner and their Affiliates in connection with a Sale of Hotel or a Change of Control Event of Innkeepers, and shall otherwise act in good faith in connection with any such transaction, consistent with the interests of Lessee and Owner.

D. As used in this Section 4.01, “Fair Market Value” of the applicable management contract with respect to which a fair market value determination is being made shall mean the fair market value of such contract, including, without limitation, taking into account the management fees payable under such management contract (but excluding the Accounting Services Fee in determining an Early Termination Fee), the costs of Manager associated with such contract and the performance of its duties under such contract, and giving effect to the Contract Term (as defined herein). For purposes of this Agreement, “Contract Term” shall mean with respect to this Agreement the period of time remaining in the Initial Term (if the Initial Term is then in effect) or an Extension Term (if an Extension Term is then in effect). For purposes of any Additional Management Contract (as defined in the Pooling and Cumulation Agreement), the “Contract Term” shall be the initial term thereof. Lessee and Manager shall use reasonable, good faith efforts to reach agreement on the Fair Market Value. If Lessee and Manager fail to reach agreement on the Fair Market Value within thirty (30) days of Lessee’s written notice to Manager requesting the commencement of negotiations as to the Fair Market Value (a “Valuation Notice”), the determination of the Fair Market Value shall be made by a mutually satisfactory independent accounting firm, investment banking firm, real estate concern or other appraisal firm, of recognized national standing, experienced in valuations of this type (the “Appraiser”). If Lessee and Manager are unable to agree as to the selection of the Appraiser, each shall select an appraiser at his or its own expense, and each appraiser so selected shall select a third appraiser which shall perform the appraisal herein described. The Appraiser shall employ such methods of valuation as are customarily applicable to valuation of hotel management agreements, taking into account all appropriate factors. The Appraiser shall issue a written opinion confirming its appraisal of the Fair Market Value as soon as practicable (but in no event later than sixty (60) days) after the Valuation Notice and receipt of all the appropriate information from the parties as provided below. The parties shall provide such information as is reasonably requested by the Appraiser. The determination of the Fair Market Value by the Appraiser so selected shall be final and binding upon Lessee and Manager, and their respective successors and assigns. Lessee and Manager shall each pay one-half (1/2) of the fees and expenses of the Appraiser.

[4]	Termination of the Management Agreements for the Winston-Salem or Eden Prairie Hotels will not result in an Early Termination Fee.

Section 5. The Hotel

5.01 Ownership. During the term of this Agreement, Lessee shall take such actions as are commercially reasonable, without undue cost or expense to Lessee or Owner, in an effort to ensure that Owner has good and marketable title to the land described in Exhibit A and all improvements thereon, free and clear of all liens and encumbrances other than: (a) liens, easements and other encumbrances that do not materially and adversely affect the operation of the Hotel by Manager and do not require the payment of any money by Manager; (b) Mortgages which are given to secure any loans; (c) liens for taxes, assessments, levies, other public charges and Taxes which are not yet due or are being contested in good faith; (d) amendments or modifications to the ground lease, if any, existing as of the Effective Date to which Manager consents, which consent shall not be unreasonably withheld; (e) liens, easements and other encumbrances arising from Manager’s acts or omissions in contravention of its obligations under this Agreement; (f) the Percentage Lease and the terms thereof; (g) undetermined or inchoate liens or charges for labor or materials supplied to the Hotel in connection with the construction or current operation thereof, which have not at the time been filed or recorded pursuant to law; (h) easements, restrictions on use, zoning laws and ordinances, rights of way and other encumbrances and minor irregularities in title, which do not individually or in the aggregate impair the use of the Hotel for hotel purposes; and (i) those matters set forth on Schedule 5.01 attached hereto and incorporated herein by this reference.

5.02 Subordination of Agreement to Percentage Lease. Manager acknowledges and agrees that this Agreement is subject and subordinate to the Percentage Lease and that Manager, on behalf of Lessee and at Lessee’s sole expense (except as otherwise provided herein) shall use its best efforts to fulfill Lessee’s duties and obligations as tenant under the Percentage Lease; provided, however, that the payments to be made to Manager hereunder are to be made in accordance with Schedule 9.03F. Lessee shall not enter into any amendments or modifications of the Percentage Lease, without the prior written approval of Manager; provided that such approval of Manager shall not be unreasonably withheld, and that no such approval shall be required if (a) the amendment or modification (i) would not have a material adverse effect on the rights and/or obligations of Manager, and (ii) would not reduce in any material way the amount of the fees to be paid to Manager under this Agreement; or (b) the amendment or modification is (i) made solely to ensure that rents under the Percentage Lease continue to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code of 1986, as amended (the “Code”), and, to the extent applicable, the Treasury Regulations promulgated under the Code, each as amended from time to time; or (ii) is required in order to otherwise conform to the Code and such Treasury Regulations. This Section 5.02 shall not limit action taken under the Percentage Lease with respect to the setting of the rent formula from and after the expiration of the current term of the Percentage Lease as in effect on the date hereof.

5.03 Cooperation with respect to Financings. Operator acknowledges that Lessee or Owner has financed and/or may in the future finance their interests in the Hotel, including construction, development, furnishing and equipment of the Hotel through equity and/or debt financing. Manager shall cooperate in all respects with Lessee or Owner, at the request of Lessee or Owner, in Lessee’s or Owner’s efforts to obtain, amend, renew or otherwise retain construction and permanent financing for the Hotel. In connection with any financing obtained after the Effective Date with respect to the Hotel, Lessee shall request a non-disturbance agreement for the benefit of Manager, in form and substance reasonably satisfactory to Manager (provided following such request Lessee shall not be required to take any further action with respect thereto and provided further that the failure to obtain a non-disturbance provision or agreement for the benefit of Manager shall have no effect on Manager’s obligations to enter into any subordination agreement). Lessee shall have the right to encumber all of the assets that comprise the Hotel, or any part thereof, or any interest therein, including the real estate upon which the Hotel is located, the Hotel building and improvements thereto, and all FF&E and Fixed Asset Supplies placed in or used in connection with the operation of the Hotel as contemplated in any Mortgage that is entered into by Owner or Lessee, and to assign to any Mortgagee as collateral security for any loan secured by the Mortgage, all of Owner’s or Lessee’s right, title and interest in and to this Agreement.

5.04 Cooperation with Mortgagee. Manager agrees to cooperate with any Mortgagee who may encumber the Hotel and related assets, such cooperation to include, but not be limited to, Manager’s agreement to transfer its interest in this Agreement to a special purpose entity in a form and substance reasonably approved by Mortgagee or any rating agency which may rate such mortgage loans or related securities. Manager and Lessee each agree to bear one-half of the costs and expenses incurred by Manager in complying with the foregoing. Further, Manager hereby consents to any requested modifications or amendments to this Agreement which may be required by a proposed Mortgagee as a condition to making a mortgage loan to Lessee or Owner on their interest in the Hotel, so long as such modification or amendment does not diminish the formula for fees or reimbursements becoming due to Manager hereunder and does not otherwise materially and adversely affect Manager’s rights and benefits under this Agreement.

5.05 Subordination of Agreement to Mortgage. Subject to the terms of any subordination agreement, Manager acknowledges and agrees that this Agreement is subject and subordinate in all respects to a Mortgage which may encumber the Hotel and parts thereof and interests therein, from time to time, and that Manager, on behalf of Lessee and at Lessee’s sole expense, shall use its best efforts to fulfill Lessee’s duties and obligations under the Mortgage; provided, however, that, after payment of all debt service and reserves under any mortgage and subject to Section 5.05C below, the payments to be made to Manager hereunder are to be made in accordance with Schedule 9.03F. Lessee may request, but shall not be obligated to use commercially reasonable efforts to obtain, from each Mortgagee, a subordination agreement which includes a nondisturbance covenant for the benefit of Manager, provided, however, the failure to obtain a non-disturbance covenant for the benefit of Manager shall have no effect on Manager’s obligations to enter into such subordination agreement. Manager agrees to cooperate with Lessee with respect to Lessee’s and/or Owner’s efforts to finance or refinance the Hotel and shall not withhold its cooperation as a result of being required to subordinate its interests to and attorn to the Mortgagee and not receiving a nondisturbance covenant from such Mortgagee. Further, Manager acknowledges and agrees it shall promptly execute and deliver to Owner, Lessee and any Mortgagee a subordination agreement which includes the following terms and such other terms as may be required by the Mortgagee:

A. This Agreement and the extensions, renewals, replacements or modifications thereto, and all right and interest of Manager in the Hotel, shall be subject and subordinate to such Mortgage;

B. Manager shall be obligated to each party coming into possession or title to the Hotel at foreclosure or as a subsequent purchaser from the Mortgagee or its designee (each a “Subsequent Owner”) to perform all of the terms and conditions of this Agreement for the balance of the remaining term hereof, with the same force and effect as if such Subsequent Owner were Lessee; and

C. Each Mortgagee (in the event of an uncured default under the applicable Mortgage) and Subsequent Owner shall have the right to terminate this Agreement without penalty, cost or expense.

Section 6. Possession and Use of the Hotel

6.01 Possession and Use. Lessee covenants that, so long as an Event of Default by Manager has not occurred and Lessee has not exercised any right arising as a result of such an Event of Default, including the right to terminate this Agreement, and Lessee has not otherwise terminated this Agreement (under any Section of this Agreement), subject to the rights of any Mortgagee pursuant to Section 5.05, Manager shall have the right to quietly hold, occupy and enjoy the Hotel throughout the Term hereof free from hindrance or ejection by Lessee, by Owner or by any other party claiming under, through or by right of Lessee or Owner, except as otherwise specified in this Agreement. Without limiting the generality of its other obligations under this Agreement, including, without limitation, Section 2.01, Manager shall manage and operate the Hotel in compliance with all applicable laws, ordinances, and regulations.

6.02 Right to Inspect. Lessee and Owner or their agents shall have access to the Hotel at all reasonable times for the purpose of protecting the same against fire or other casualty, prevention of damage to the Hotel, inspection, making repairs, showing the Hotel to prospective purchasers, tenants or Mortgagees, examining and making extracts of the financial books and records of the Hotel or for any other purpose which Lessee, in its discretion, shall deem necessary or advisable (without material disruption to the operation and business of the Hotel, and at the Hotel’s expense, except as otherwise provided under this Agreement). Lessee shall, and shall cause Owner to, provide at least 24 hours’ notice to Manager prior to exercising their rights under this Section 6.02, except in the event of an emergency.

6.03 Telecommunications Leases and Licenses. Notwithstanding any other provision of this Agreement to the contrary, Lessee, without the consent of Manager, shall have the right to lease or license portions of the Hotel for (and to retain all revenue from) telecommunications and similarly related facilities, or other uses, to the extent such leases and licenses do not materially interfere with the operations of the Hotel, and Manager shall take all actions to cooperate with Lessee and any lessees or licensees under this Section 6.03, including, without limitation, rights of access.

Section 7. Hotel Employees

7.01 Employees.

A. Manager shall hire, promote, supervise, direct and train all employees at the Hotel, shall fix their terms of compensation and shall establish and maintain policies relating to employment at the Hotel. Manager shall ensure that all members of the executive staff of the Hotel shall be properly qualified for their positions, and that the direct compensation payable to such persons shall be competitive with the direct compensation paid to the members of the executive staff of other comparable hotels of the same franchise brand, taking into account the location and size of the Hotel, and so that Manager can best ensure compliance with the Franchise Agreement. Notwithstanding anything contained in the foregoing to the contrary, Lessee shall have the right to approve the selection and any replacement of the individuals for the General Manager of the Hotel; provided that Lessee shall be deemed to have approved the appointment of any such individuals unless Lessee delivers notice of its disapproval of such appointment within two (2) business days after (a) Manager’s delivery to Lessee of a written summary of such individual’s professional experience and qualifications, (b) an interview between Lessee and such individual at the Hotel or at another mutually acceptable location (it being agreed that Lessee will forego its right to interview any such individual if Lessee is unwilling or unable to have an authorized representative participate in the interview within two (2) business days following Manager’s notice to Lessee of Manager’s desire to arrange such an interview) and (c) Manager’s delivery of a written summary of a background check, interview summaries and salary or wage requirements. Manager shall be required to maintain at all times a full-time General Manager, Director of Sales and Chief Engineer or other equivalent maintenance position (and all such other persons as may be required by the Franchise Agreement, market demands and good practice) for the Hotel. Manager represents that Schedule 7.01 specifies the structure, functions and identity of each member of Manager’s executive staff at the Hotel and the corporate personnel of Manager who may render services to or with respect to the Hotel and Manager covenants that it shall not deviate from such functions and the reasonable performance thereof of Manager’s executive staff without Lessee’s prior written approval, which approval shall not be unreasonably withheld.

B. All employees shall at all times be the employees of Manager and not of Lessee or Owner. All compensation of Hotel employees shall be paid by Manager, and the amount of such payments to Hotel employees shall be reimbursed to Manager by Lessee by Manager’s withdrawal of such amounts as Deductions each Accounting Period. Lessee shall not have any responsibility or control respecting such employees unless otherwise specified in this Agreement. Manager shall establish appropriate payroll accounts covering all such employees of the Hotel. Notwithstanding any other provision of this Agreement to the contrary, no collective bargaining agreements will be signed by Manager without Lessee’s prior written approval which may be provided or withheld in its sole discretion (subject to the provisions of applicable law).

C. Manager and Lessee agree to cooperate with each other to attempt to avoid any disqualification of qualified employee benefit plans of any of them to the extent such plans may be affected by the provisions of this Agreement or the services provided hereunder. However, neither Manager nor Lessee shall be required to change the terms of any such plan as part of such cooperation. Notwithstanding the foregoing, in no event shall Manager initiate or adopt any plans, programs or benefits for Hotel employees not otherwise in effect at Other Managed Hotels unless (i) required by applicable collective bargaining agreements or applicable laws, statutes, ordinances or regulations or (ii) necessitated by local labor market conditions, provided that such plan, program or benefit does not require a collective bargaining agreement to be entered into, is not a violation of law and does not require the provision of such plan, program or benefit at Other Managed Hotels.

D. All personnel employed at the Hotel shall be recruited and trained by Manager in a manner consistent with the Franchise Agreement, and with Manager’s practices at other comparable hotels managed and operated by Manager. Manager shall reasonably decide which, if any, of the Hotel’s employees or guests shall reside at the Hotel and shall be permitted to provide gratuitous or reduced charge accommodations, services, and amenities to its employees and guests, subject to availability and in accordance with the usual practices of the hotel and travel industry.

E. Subject to the limitations on union contracts otherwise contained in this Agreement, Manager agrees to respond to organizational efforts by unions and in negotiating and implementing union agreements. With respect to Manager’s employees, Manager will control the terms of any union contract and will not be required to take actions which will unreasonably increase Manager’s liabilities pursuant to the union contract. Upon termination of this Agreement, in the event that Lessee or its designee elects to hire any employees of Manager, Lessee (or its designee) will assume Manager’s obligations under the union contract with respect to any employees hired by Lessee (or its designee) at that time; provided, however, it is understood and agreed that Lessee or its designee shall have no obligation to hire any employees of Manager upon the termination or expiration this Agreement.

7.02 Termination. Lessee acknowledges that Manager or its Affiliate may have an obligation under federal, state, or local law to give advance notice to Hotel personnel of any termination of their employment, and that failure to comply with any such notification obligation could give rise to civil liabilities. Therefore, notwithstanding anything to the contrary contained in this Agreement, (i) the date of Termination of this Agreement shall be extended (other than upon expiration of the Initial Term or any Extension Term), so that the date of termination after notice of termination is given to or by Manager shall be on a date which is not earlier than ten (10) days plus the number of days, if any, Manager is required to give its employees advance notification of termination of employment as required by the WARN Act, or any similar federal or state statute; (ii) Lessee shall indemnify, hold harmless and defend Manager and its Affiliates from and against any such liabilities based on Lessee’s actions (including terminating this Agreement) which give rise to such a notification obligation on the part of Manager or any of its Affiliates, if Lessee fails to extend the date of termination as required by, and in accordance with, subsection (i) of this Section 7.02; and (iii) Manager shall continue to employ such current employees at the Hotel from and after the Effective Date of this Agreement as are necessary and for so long as is necessary to not cause a “mass layoff,” “plant closing,” or other violation relating to the termination of employees of Manager under the WARN Act. Lessee shall have no responsibility under, nor any liability to Manager and its Affiliates with respect to, the WARN Act or any similar federal or state statute, provided Lessee has complied with its obligations under this Section 7.02. If a WARN Act notice or other similar notice is required to be given in connection with the termination of this Agreement, then Manager shall give such notice as soon as reasonably practicable.

7.03 Employee Claims. Manager shall pay from its own funds, and not from Gross Revenues, for any Employee Claim and for the defense of any Employee Claim which: (i) is a substantial violation of the standards of responsible labor relations as generally practiced by prudent owners or operators of similar hotel properties in the general geographic area of the Hotel, or (ii) is not the isolated act of individual employees, but rather is a direct result of action or neglect of Manager which either encourages or fails to discourage such conduct. In addition, Manager shall indemnify, defend and hold harmless Lessee and Owner from and against any fines or judgments arising out of such conduct, and all litigation expenses (including reasonable attorneys’ fees and expenses) incurred in connection therewith.

Section 8. Franchise Agreement

During the Term, the Hotel shall be managed and operated in compliance with the terms and conditions of the Franchise Agreement, and Manager shall at all times comply with the Franchise Agreement and, without limiting any other provisions of this Agreement, any loan and loan related documents with respect to the Hotel and advise and assist Lessee in the performance and discharge of its covenants and obligations thereunder. Lessee shall comply with any capital expenditure requirements and product improvement plan, and shall purchase or provide for the purchase of FF&E and Fixed Asset Supplies (but in the case of Fixed Asset Supplies only such amount as necessary to initially implement operating standard changes), in each case as may be required from time to time by the Franchisor in accordance with the terms of the Franchise Agreement, the cost of which shall be paid in accordance with this Agreement. Franchisor shall have the right to communicate directly with Manager regarding day-to-day operation of the Hotel, provided that Manager shall promptly brief Lessee on any such direct communication.

Section 9. Compensation and Reimbursements to Manager

9.01 Management Fees. In consideration of the services to be performed by Manager, during the Term Manager shall be paid the following fees (which may be referred to herein collectively as the “Management Fees”):

A. Base Management Fee. Manager shall be paid a periodic base management fee (“Base Management Fee”) in the amount of three percent (3%) of Gross Revenues for each Fiscal Year.

B. Incentive Management Fee. In addition to the Base Management Fee, subject to the Pooling and Cumulation Agreement, Manager shall be paid an incentive fee (“Incentive Management Fee”) equal to fifty percent (50%) of Available Cash Flow in any Fiscal Year.

C. Accounting Services Fee. In addition to the Base Management Fee and the Incentive Management Fee, Manager shall be paid a flat fee for accounting services (“Accounting Services Fee”) equal to Seven Hundred Fifty Dollars ($750) per month.

9.02 Group Services. Manager and its Affiliates may furnish or cause to be furnished to the Hotel a list of group services which Manager proposes to render to the Hotel. Lessee shall have the right to decline any or all of the group services proposed to be furnished by Manager, and to not be responsible for the costs of same. Charges for group services which are accepted by Lessee in writing shall be equal to the actual cost thereof, without mark-up or profit to Manager or any Affiliates. As of the date hereof, Manager expressly acknowledges and agrees that it is not providing any group services to Lessee.

9.03 Accounting and Payment.

A. Periodic Accounting. Within twenty (20) days after the close of each Accounting Period, Manager shall submit paper and electronic copies of an accounting to Lessee, in form satisfactory to Lessee, showing Manager’s computation of Gross Revenues, Deductions, Operating Profit, Available Cash Flow and distributions for such Accounting Period and for the Fiscal Year to date. Notwithstanding the foregoing, Manager shall deliver to Lessee on a daily basis electronic “flash” reports with respect to revenue, the average daily rate and occupancy for the Hotel.

B. Annual Accounting. The calculation and payment of the Management Fees and the distribution of Available Cash Flow made with respect to each Accounting Period within a Fiscal Year shall be accounted for cumulatively. Within twenty (20) days after the close of each Fiscal Year, Manager shall submit an accounting, as more fully described in Section 12.02 for such Fiscal Year to Lessee, which accounting shall be controlling over the interim accountings. Any payment adjustments required for such Fiscal Year by such final accounting shall be made promptly by the parties.

C. Base Management Fee. The Base Management Fee shall be payable in monthly installments concurrently with the delivery to Lessee of the monthly report under Section 9.03A. The monthly installments of the Base Management Fee shall be an amount equal to 3% of Gross Revenues for the preceding month. On a quarterly basis, the monthly (and, if applicable, annual) reports to be delivered by Manager to Lessee under Sections 9.03 and 12.02 shall be reviewed with respect to the Base Management Fee. If such reports show that the aggregate of the monthly installments of the Base Management Fee actually paid with respect to the preceding quarter of the Fiscal Year exceed or are less than the Base Management Fees as shown in the reports applicable to such quarter of the Fiscal Year, then Manager shall deposit from its own funds into, or withdraw from, the Hotel Accounts or the Operating Account, the amount of such overpayment or underpayment, as the case may be.

D. Incentive Management Fee. Notwithstanding that the Incentive Management Fee shall be calculated based upon the Available Cash Flow with respect to a Fiscal Year pursuant to the terms of this Agreement, quarterly advances on the actual Incentive Management Fee, if any, to be paid to Manager with respect to a Fiscal Year shall be made based upon interim calculations of year-to-date Available Cash Flow at the end of each of the first three (3) fiscal quarters of a Fiscal Year giving Lessee credit for any prior advances which have been made in respect of a prior fiscal quarter in such Fiscal Year. Payments of such quarterly advances of the Incentive Management Fee shall be made based upon, and within thirty (30) days of the delivery to Lessee of the month-end reports required by Section 9.03A, subject to the terms and conditions of this Agreement and subject to Lessee’s rights to contest or challenge such report and to the resolution of any such challenge. If, as of the end of any fiscal quarter, Manager has received excess payments of its Incentive Management Fee for year-to-date performance, then Manager shall immediately repay such excess to Lessee and Lessee shall, without limiting the foregoing, have the right to instead offset such excess amounts owing to it against any amount owing by Lessee to Manager hereunder. Within thirty (30) days of the delivery to Lessee of the Annual Operating Statement report under Sections 9.03B and 12.02, the final payment of amounts owed to Manager with respect to the Available Cash Flow in respect of the Fiscal Year as to which such Annual Operating Statement relates shall be made, or, if based upon such Annual Operating Statement Manager has been paid advances on the Incentive Management Fee in respect of such Fiscal Year which exceed the amount of the Incentive Management Fee actually owed to Manager for such Fiscal Year, then within such thirty (30) days Manager shall repay to Lessee such excess. All payments to Manager with respect to the Incentive Management Fee, including, without limitation advances, are expressly subject to the prior payment to Lessee, and subordinated to Lessee’s right to receive, Lessee’s Priority, and are subject to the other terms and conditions of this Agreement, the Pooling and Cumulation Agreement, and Lessee’s rights to contest or challenge any such report and to the resolution of any such challenge. Without limiting the foregoing, for clarification purposes, Manager and Lessee hereby agree that the payment to Manager of the Incentive Management Fee, if any, shall be subordinated to Lessee’s Priority hereunder (for the then current Fiscal Year and for any and all prior Fiscal Years, to the extent not fully paid) and shall be subject to the Pooling and Cumulation Agreement.

E. Accounting Services Fees. The Accounting Services Fee shall be payable in monthly installments concurrently with the delivery to Lessee of the monthly report under Section 9.03A.

F. Order and Priority. Notwithstanding anything to the contrary contained in this Section 9, but subject to the last two sentences of 9.03D above, payment of Management Fees provided for hereunder shall be subject to the priority of payment on, and made in the order contemplated by,

Schedule 9.03F attached hereto.

G. Disputes. Any disputes arising out of the subject matter of this Section 9 shall be submitted to mediation and arbitration pursuant to Section 19.13.

Section 10. Maintenance, Repairs, Alterations and Improvements

10.01 Repairs and Maintenance. From and after the Management Commencement Date, Manager shall maintain the Hotel in good repair and condition, in material conformity with applicable laws and regulations, as well as in compliance in all material respects with any and all reasonable requirements of the Franchisor. Manager shall make or cause to be made all routine maintenance and repairs to the Hotel which are normally expensed under GAAP, as it may reasonably deem necessary. The cost of all such routine maintenance and repairs shall be paid from Gross Revenues and be treated as a Deduction hereunder.

10.02 FF&E Estimate.

A. On or before December 1st of each Fiscal Year, Lessee shall cause Owner to prepare and submit for Lessee’s and Manager’s information only a preliminary FF&E Estimate anticipated for the following Fiscal Year, with input and cooperation from Manager. Then, on or before January 1st of each Fiscal Year, Lessee shall cause Owner to prepare and submit for Lessee’s and Manager’s information only a final FF&E Estimate, which shall be subject to approval of the board of trustees of Innkeepers, anticipated for the following Fiscal Year, with input and cooperation from Manager. Manager shall consider the preliminary and final FF&E Estimates in preparing the projections of revenues and expenses contained in the Annual Operating Projection. Manager shall not have any right to approve any FF&E Estimate so long as the Franchisor of the Hotel has not declared a default concerning the requirements for the condition of the Hotel under the Franchise Agreement.

B. Notwithstanding Section 10.02A, Manager shall be entitled to make additional expenditures not authorized under the then applicable FF&E Estimate in case of emergencies arising out of fire or any other casualty (as contemplated by Section 12.05C), or in an emergency in order to comply with any applicable Legal Requirements or reasonable safety requirements (as contemplated by Section 12.05D), provided Manager shall notify Lessee before making such additional expenditures (which notice shall also include an explanation of the necessity of the additional expenditures, as well as documentation in support of such expenditures), or if prior notice to Lessee is not practically possible, then Manager shall notify Lessee as promptly as reasonably possible after the making of any such additional expenditures. If, at any time, such expenditures are required to be made, Manager may make such expenditures out of then available Gross Revenues contained in the Hotel Accounts and such expenditures shall be accounted for in accordance with Section 1.24 hereof.

C. Manager shall cooperate with Lessee in Lessee’s (or its agents’) planning, scheduling and performing of projects contemplated by the FF&E Estimate, including, without limitation, coordinating material delivery, permitting access to contractors and others involved with the projects, and making the affected guest rooms and other areas of the Hotel available for the projects on the contemplated schedule.

D. If, as a condition to its required consent to or approval of a Change of Control Event of Manager, the Franchisor requires this Agreement to be amended to provide for the establishment of an FF&E reserve out of Gross Revenues, then Lessee and Manager shall in good faith negotiate an amendment to provide for the establishment of an FF&E reserve to the extent so required by Franchisor; provided, however, Lessee shall not be required to enter into any amendment which increases Lessee’s financial obligation with respect to FF&E, provided further that (i) Manager shall not, without the express prior written consent of Lessee, initiate or engage in any discussions or negotiations with the Franchisor with respect to the foregoing and (ii) Lessee shall at all times control any negotiations or discussions with the Franchisor with respect to the foregoing.

10.03 Major Capital Expenditures. The cost of expenditures with respect to Major Capital Improvements not otherwise provided for herein, shall be approved and borne solely by Lessee and/or Owner, and shall not be paid from Gross Revenues.

A. On or before December 1st of each Fiscal Year, Lessee shall cause Owner to prepare and submit for Lessee’s and Manager’s information only a preliminary Building Estimate of the Major Capital Improvements anticipated for the following Fiscal Year, with input and cooperation from Manager. Then, on or before January 1st of each Fiscal Year, Lessee shall cause Owner to prepare and submit for Lessee’s and Manager’s information only a final Building Estimate, which shall be subject to approval of the board of trustees of Innkeepers, of the Major Capital Improvements anticipated for the following Fiscal Year, with input and cooperation from Manager. Such preliminary and final Building Estimates shall take into account those Major Capital Improvements necessary to comply with the Franchise Agreement. Manager shall consider the preliminary and final Building Estimates in preparing the projections of revenues and expenses contained in the Annual Operating Projection. Except as provided in Section 10.03, all work necessary to perform Major Capital Improvements shall be performed by Lessee or Owner or persons employed by Lessee or Owner to perform such Major Capital Improvements, and Manager shall cooperate with Lessee and persons retained by Lessee to perform such Major Capital Improvements. Manager shall not make any Major Capital Improvements without the prior written consent of Lessee, which may be granted or withheld in its sole discretion, except as provided in Subsection B below.

B. Notwithstanding the foregoing, Manager shall be authorized to take appropriate remedial action (including making any necessary capital expenditures) without receiving Lessee’s prior approval if (i) there is an emergency imminently threatening the Hotel, or the life or property of its guests, invitees or employees or (ii) the continuation of the given condition would subject Manager, Lessee or Owner to criminal or material civil liability. Manager shall notify Lessee as promptly as reasonably possible in either case, and before making such expenditures, or if prior notice to Lessee is not practically possible, then Manager shall notify Lessee as promptly as reasonably possible after the making of any such expenditures, and shall adhere to all reasonable instructions of Lessee in response thereto.

C. Manager shall cooperate with Lessee in Lessee’s (or its agents’) planning, scheduling and performing of Major Capital Improvements, including, without limitation, coordinating material delivery, permitting access to contractors and others involved with the projects, and making the affected guest rooms and other areas of the Hotel available for the projects on the contemplated schedule.

10.04 Liens. Manager and Lessee shall use their reasonable best efforts to prevent any liens from being filed against the Hotel which arise from any maintenance, changes, repairs, alterations,

improvements, renewals or replacements in or to the Hotel. Manager and Lessee shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost incurred pursuant to Section 10.03. If the lien arises as a result of the fault of either party, then the party at fault shall bear the cost of obtaining the lien release.

10.05 Ownership of Replacements. All changes, repairs, alterations, improvements, renewals, or replacements to the Hotel made pursuant to this Section 10 shall be the property of Lessee or Owner, as determined in the Percentage Lease.

10.06 Capital Expenditure Policy. In addition to the foregoing provisions of this Section 10, Lessee or Owner may, from time to time, promulgate a Capital Expenditure Policy providing for the identification, payment, and implementation of capital expenditures and non-capital expenditures. Attached hereto as Schedule 10.06 is Owner’s current Capital Expenditure Policy. Lessee or Owner shall have the right, from time to time, to modify this Capital Expenditure Policy to conform to generally accepted accounting principles (“GAAP”) or the Uniform System or as otherwise may be required by GAAP or the Uniform System, and any such modifications shall be deemed controlling upon Lessee and Manager upon such promulgation by Lessee or Owner, provided, however, that in the event that any such modification of the Capital Expenditure Policy shall have a material adverse affect on the benefits to Manager under this Agreement, then Manager shall have the right by written notice to Lessee, within thirty (30) days of receiving notice of such modification, to terminate this Agreement upon ninety (90) days prior written notice without further liability or obligation of Lessee hereunder and Manager shall comply with Section 3.03 in connection with such termination. In the event of any conflict between this Agreement and the Capital Expenditure Policy, the terms of the Capital Expenditure Policy shall govern.

Section 11. Payment of Certain Taxes

11.01 Payment of Certain Taxes. During the Term, all taxes in the nature of personal property or real estate taxes (“Lessee Taxes”) following or allocable to the period following the Management Commencement Date shall be, as between Manager and Lessee, the responsibility of Lessee at its sole cost and expense before any fines, penalties, or interest are added thereto or liens placed upon the Hotel, unless payment is in good faith being contested and enforcement thereof is stayed. Manager shall have no right or interest in any refund or rebate of any such Lessee Taxes and, as between Lessee and Manager, Lessee shall be entitled thereto. Any fines, penalties or interest added to any Lessee Taxes which result from Lessee’s or Owner’s acts or omissions shall be paid by Lessee at its sole expense, and Lessee shall indemnify Manager and hold Manager harmless from and against liability for such fines, penalties or interest.

Section 12. Books, Records, Statements, Accounts and Projections

12.01 Books and Records; Centralized Accounting Services. Except as otherwise provided in this Agreement, Manager shall keep full and adequate books of account and such other records as are necessary to reflect the operations, assets and liabilities of the Hotel, all such books and records to be kept by Manager on an accrual basis in accordance with GAAP consistently applied, and in all material respects in accordance with the Uniform System of Accounts. Lessee may, upon 24 hours’ notice and during Manager’s normal business hours, examine such records and Manager’s accounting system and internal controls. Manager expressly agrees to adopt any internal controls as may be reasonably requested by Lessee from time to time. Manager shall, directly, or through an Affiliate or one of the Other Managed Hotels, provide the accounting functions for the Hotel, including without limitation, accounts payable, general ledger, payroll and accounts receivable, or any part thereof, which may be kept on a centralized basis with one or more Other Managed Hotels for the purpose of achieving, and for so long as such efforts of Manager result in, a more cost-efficient operation of the Hotel.

12.02 Annual Operating Statement; Audits and Inspection Rights.

A. Within twenty (20) days following the close of each Fiscal Year, Manager shall furnish to Lessee (a) paper and electronic copies of an Annual Operating Statement, in the form attached hereto as Exhibit C, a balance sheet, a related statement of profit and loss and a statement of cash flows, having annexed thereto a computation in reasonable detail of each component of the Management Fees for such Fiscal Year, (b) a certificate signed by Manager’s chairman, its chief executive officer and its chief accounting officer, certifying that the Annual Operating Statement and such other financial statements are true and correct to the best of the knowledge and belief of each such officer, and certifying as to such other matters as reasonably requested by Lessee to comply with its Affiliates’ securities laws reporting requirements and, (c) if required by a Mortgagee, an opinion thereon (to be delivered within the time required by Mortgagee, rendered by a firm of independent certified public accountants of recognized standing in the hotel industry as may be approved by Lessee and Manager). The form of Annual Operating Statement shall be as approved in writing by Lessee. Any objections by Lessee to the Annual Operating Statement or such other financial statements must be made in writing and sent to Manager in accordance with the notice provisions of this Agreement within thirty (30) days of Manager’s submission thereof. If Lessee elects not to raise any such objections in accordance with the foregoing sentence, it shall be deemed to have accepted the Annual Operating Statement and such other financial statements, absent fraud. Within twenty (20) days following the close of each month end quarter of each Fiscal Year, Manager shall furnish to Lessee statements similar to those statements required to be delivered on an annual basis pursuant to this Section 12.02A.

B. Lessee shall have the right, at its own expense, to inspect and audit any and all books and records of Manager or the Hotel with respect to costs and expenses related to the Hotel, as further provided below. Such inspections and audits may be conducted by Lessee or its designated agent no more than quarterly (for inspections) and annually (for full-scale audits) at the Hotel (and/or at any location where Manager provides for the storage, compilation, processing or generation of books and records relating to the Hotel) on twenty (20) days prior written notice to Manager. Manager agrees to cooperate with any such inspection and audit by making available to Lessee or its designated agent all books and records reasonably necessary for the conduct of such inspection or audit. If any such inspection or audit discloses that any fees, expenses or any other amounts required to be paid under this Agreement have been underpaid or overpaid by three percent (3%) or more, then Manager shall (i) promptly deposit into the Hotel Accounts, or, if necessary and permitted by any applicable Mortgagee, directly disburse to the applicable payee thereof, the amount of any such underpayment or overpayment together with interest at the Overdue Rate (provided that, if and for so long as this Agreement is in effect, Manager shall credit any such underpaid amounts against future Management Fees next payable to it hereunder), and (ii) pay to Lessee, at Manager’s sole cost and expense, all reasonable fees and costs incurred by Lessee directly in connection with the audit.

C. Lessee shall have such additional inspection and audit rights, and Manager shall provide such additional reports to Lessee, as Lessee may request from time to time in connection with the satisfaction of the federal securities laws reporting obligations of Innkeepers. In the event that Manager incurs material costs in complying with the foregoing sentence, the parties shall negotiate in good faith with respect to bearing such costs and/or any appropriate compensation as may be consistent with the other terms and conditions of this Agreement.

12.03 Accounts; Cash Management and Funding.

A. All funds derived from the operation of the Hotel, or otherwise relating to the Hotel (including, without limitation, proceeds of extraordinary events and other non-operating proceeds), shall belong to and be the property of Lessee and shall be deposited by Manager, as and when received, in bank accounts (the “Hotel Accounts”) established by Manager for Lessee in one or more banks approved by Lessee, which approval shall not be unreasonably be conditioned, withheld or delayed. All such funds so deposited shall be swept daily into an account established by Manager on behalf of and for the benefit of Lessee (such account being referred to hereinafter as the “Operating Account”). Subject to the working capital requirement in the Pooling and Cumulation Agreement, all funds in the Operating Account shall be swept on a daily basis to an account established and solely controlled and operated by Lessee or one of its Affiliates (such account being referred to hereinafter as the “Holding Account”) (it being understood and agreed that Manager shall not have access to or control over the Holding Account). Notwithstanding the foregoing, Manager and Lessee agree to meet from time to time regarding the number and nature of the above described accounts and the method of sweeping cash from such accounts. All disbursements and withdrawals from the Hotel Accounts and the Operating Account as required or permitted under this Agreement shall be made by authorized representatives of Manager. Reasonable petty cash funds and house banks, in amounts satisfactory to Lessee, shall be maintained at the Hotel. Lessee may, upon reasonable notice, inspect and/or copy monthly statements for any or all of the Hotel Accounts. In the event of a Change of Control Event of Innkeepers or a permitted Change of Control Event of Manager, Manager shall be entitled to propose, and the parties shall negotiate in good faith with respect to the imposition of, a cash sweep mechanism consistent with the then-prevailing industry practice.

B. All payments to be made by Manager hereunder shall be made from the Operating Account, from petty cash funds or from other funds provided by Lessee as contemplated by Section 12.03D hereof. Debts and liabilities incurred by Manager as a result of its operation and management of the Hotel pursuant to the terms hereof and which are the responsibility of Lessee hereunder, whether asserted before or after Termination, shall be paid directly by Lessee to the extent that funds from Gross Revenues are not available for that purpose. Manager shall not be required to make any advance or payment to or for the account of Lessee except out of such funds, and Manager shall not be obligated to incur any liability or obligation for Lessee’s account.

C. The Hotel Accounts and the Operating Account shall be owned by Lessee and shall be solely controlled and operated by Manager on Lessee’s behalf. Any funds deposited in such bank accounts shall not be commingled with the assets of Manager, its Affiliates or other third parties. Manager will deposit in Hotel Accounts all monies received from the operation of the Hotel. Lessee shall be provided with “read-only” internet access to the Hotel Accounts and the Operating Account if and to the extent such access is commercially reasonably available. All of the terms and provisions of this Section 12.03 shall be subject to the terms of any Mortgage, subordination agreement or other loan documents held by a Mortgagee.

D. Subject to the requirements of any Mortgagee and the terms of the Pooling and Cumulation Agreement, Manager shall present documentation reasonably acceptable to Lessee evidencing any amounts required to be paid in connection with the operation of the Hotel. Upon receipt of such documentation, Lessee shall promptly distribute such amounts required to be paid into the Operating Account and Manager shall pay such amounts on or prior to their due dates. Notwithstanding the foregoing, Lessee’s funding of the foregoing amounts shall not constitute a modification of the Business Plan, acceptance or approval of any expenses, or a waiver of any of Lessee’s rights or remedies or Manager’s obligations hereunder, including, without limitation, Lessee’s rights to review, approve and audit the Annual Operating Statement under Section 12.02 and to review and audit the periodic and annual accountings delivered pursuant to Section 9.03. Subject to Section 3.03, any amounts remaining in the Hotel Accounts and the Operating Account on the termination of this Agreement shall be disbursed to Lessee. Subject to the foregoing provisions of this Section 12.03, Manager’s designees shall be the only persons authorized to draw from the Hotel Accounts and the Operating Account, and Manager shall be entitled to make deposits in all the Hotel Accounts, in accordance with the terms of this Agreement and Manager’s standard accounting policies and practices. Manager shall establish controls to ensure accurate reporting, safety and security of all transactions involving the Hotel Accounts and the Operating Account and to comply with the provisions of applicable law with respect thereto. Unless due to Manager’s gross negligence or willful misconduct, any loss suffered in the Hotel Accounts or any other bank account established pursuant to this Section 12.03, shall be treated as a Deduction; to the extent any such loss suffered is a result of Manager’s gross negligence or willful misconduct, Manager shall have the liability and responsibility therefor and shall reimburse such account therefor (provided that Manager shall be liable for any loss in the Operating Account due to the action or inaction of Manager or any of its agents or employees). All designees of Manager that are signatories on either the Hotel Accounts or the Operating Account shall be employees of Manager and, as such, shall be insured by Manager’s fidelity/crime insurance coverage with respect to the management of such accounts. Notwithstanding the foregoing provisions of this Section 12.03, the Hotel Accounts and the Operating Account may, in accordance with the requirements of a Mortgage, be established at a banking institution or institutions selected by Mortgagee and held in Mortgagee’s name. In such event, Lessee and Mortgagee shall enter into a cash management agreement, “lock-box” agreement or other similar agreement regulating the management of Gross Revenues from the operation of the Hotel.

12.04 Business Plan.

A. Manager will submit to Lessee, not less than forty-five (45) days in advance of each Fiscal Year, an estimate of profit and loss, cash flows and a balance sheet and each other component of the Business Plan (i.e., which considers the FF&E Estimate and Building Estimate prepared and submitted by Lessee, and the Marketing Plan) for such Fiscal Year. Additionally, Manager shall submit the following information along with each Business Plan: general information concerning pay scales and benefits programs applicable to the employees of the Hotel, Manager’s general staffing policies and Manager’s plans for staffing levels at the Hotel for the forthcoming Fiscal Year. A specimen copy of a Business Plan is attached hereto as Schedule 12.04A, however, the form and structure of the Business Plan is subject to change upon the agreement of Lessee and Manager. The Business Plan shall separate expenses into specific “departmental” groupings and provide an aggregate expense amount for each such departmental grouping, in addition to line item amounts of expenses within a departmental grouping.

B. In connection with the submission of the Business Plan, the representatives of Manager will meet with Lessee to have an in-depth discussion with respect thereto, including a comparison with the previous year’s performance of the Hotel, a discussion of marketing strategy, identity of markets and the proposed expenditures contained in the Annual Operating Projection, and any questions Manager may have concerning the FF&E Estimate and Building Estimate, subject to the provisions of Section 10.

C. The Business Plan shall be subject to the approval of Lessee, in its sole discretion, it being contemplated that each such Business Plan shall be agreed upon by the parties by January 15th of each year. If Lessee shall fail to approve any Business Plan by January 15th and fails to submit its written objections thereto to Manager by such date, then in such event Lessee shall be deemed to have approved the same. In case of a dispute with regard to any component of the Annual Operating Projection, then pending the settlement thereof by the parties, or until such dispute is resolved in arbitration in accordance with Section 19.13 (which arbitration decision with respect to such dispute shall be resolved by the arbitrator(s) on a reasonable basis giving due consideration to such factors as may be relevant to such dispute, including, without limitation, the reasonableness of the parties’ positions and information, to the extent available, with respect to the Competitive Set and such other relevant information available from Smith Travel Trends Report, Star Report, produced by Smith Travel Research), Manager shall be entitled to continue to operate the Hotel in accordance with the standards set forth herein and shall be entitled to make expenditures which are contemplated by and consistent with the relevant Annual Operating Projection proposed by Manager for such Fiscal Year; provided that, subject to Sections 12.05A-12.05D, the maximum approved amount of such expenditures shall be equal to (a) the aggregate of all items set forth in the Annual Operating Projection which are not disputed by Lessee, plus (b) with respect to all items in the Annual Operating Projection which are disputed or objected to by Lessee, the amount allocated to such item(s) in the Annual Operating Projection for the immediately preceding Fiscal Year increased by the difference between the CPI on January 1 of the Fiscal Year immediately preceding the Fiscal Year in question and the CPI on January 1 of the Fiscal Year in question.

12.05 Performance Under Business Plan. Manager shall use commercially reasonable best efforts to achieve the results set forth in each component of the Business Plan with respect to any Fiscal Year in order to achieve the Available Cash Flow as anticipated by the Business Plan; provided, however, Lessee acknowledges that the Business Plan is a compilation of estimates and, therefore, Manager cannot guarantee or warrant that the actual operation of the Hotel for any Fiscal Year will be as set forth in the Business Plan for such Fiscal Year, provided further that Lessee’s acknowledgment and such lack of guarantee and warranty shall not limit Lessee’s rights of Termination under Section 3.02 or otherwise. During each Fiscal Year during the Term, Manager shall use its commercially reasonable best efforts to operate the Hotel within the approved Business Plan (subject, in the case of any disputed items, to the provisions of Section 12.04C). In preparing all budgets and forecasts to be submitted to Lessee hereunder, Manager shall base its estimates upon the most recent and reliable information then available, taking into account the location of the Hotel and its experience in other comparable hotels. Manager reserves the right, and shall have the obligation, to update and revise the Business Plan, or any component thereof, from time to time (and at least quarterly) during the periods covered thereby to reflect Uncontrollable Expenses or changed circumstances. Such updatings and revisions shall incorporate actual results for the year to date and Manager’s then current estimate of the results of operations of the Hotel for the balance of the Fiscal Year, include a reasonably detailed explanation of the changes and the new estimate and shall be provided quarterly together with the monthly statement delivered after the month ending each quarter. All such updatings and revisions of the Business Plan (whether or not any such changes in the Business Plan indicate shortfalls which would necessitate a need for additional working capital to be provided by Lessee) shall be submitted, together with reasonable explanations of the reasons for such changes, to Lessee for its approval, which may be granted or withheld in its sole discretion. Notwithstanding the foregoing, Lessee and Manager understand and agree as follows:

A. Certain expenses provided for in the Annual Operating Projection for any Fiscal Year will vary based on the occupancy of the Hotel; and, accordingly, to the extent that occupancy of the Hotel for any Fiscal Year exceeds or is less than the occupancy projected in the approved Annual Operating Projection for such Fiscal Year, such approved Annual Operating Projection shall be deemed to include corresponding increases or decreases in such variable expenses (for clarification purposes, it being expressly agreed that such corresponding increases or decreases shall be included in the Annual Operating Projection for purposes of Section 3.02).

B. Utilities, insurance premiums (other than property insurance premiums) and license and permit fees incurred pursuant to this Agreement (other than regularly scheduled or expressly stated payments contemplated thereby) may exceed the budgeted amounts provided therefore in the Annual Operating Projection and FF&E Estimate for any Fiscal Year, as a result of circumstances which are outside of Manager’s ability to control; and (ii) certain expenditures that may be required to comply with new and unforeseen mid-Fiscal Year requirements imposed by the Franchisor and such expenditures may exceed the budgeted amounts for the Franchise Agreement (but only for the balance of such Fiscal Year) (collectively, the matters described in A and B shall be considered “Uncontrollable Expenses”). Manager shall notify Lessee as promptly as reasonably possible of any proposed expenditure contemplated by this subsection (B)(ii) before making such expenditures, or if prior notice to Lessee is not practically possible, then Manager shall notify Lessee as promptly as reasonably possible after the making of any such expenditures, and shall adhere to all reasonable instructions of Lessee in response thereto.

C. If any expenditures are required as a result of a Force Majeure Event directly and adversely affecting the physical plant or operation of the Hotel, or on an emergency basis to avoid material property damage to the Hotel or injury to persons or property, Manager may make such expenditures, whether or not provided for or within the amounts provided for in the approved Annual Operating Projection for the Fiscal Year in question, as may reasonably be required to avoid or mitigate such damage or injury. Manager shall notify Lessee as promptly as reasonably possible of any Force Majeure Event, and before making such expenditures, or if prior notice to Lessee is not practically possible, then Manager shall notify Lessee as promptly as reasonably possible after the making of any such expenditures, and shall adhere to all reasonable instructions of Lessee in response thereto.

D. If any expenditures are required to cure a violation of a Legal Requirement or necessary with respect to the reasonable safety of persons at the Hotel, subject to Lessee’s right to direct Manager to contest such Legal Requirements or violation out of funds available from Gross Revenues (or if not so available, from Lessee), Manager may make such expenditures, whether or not provided for or within the amounts provided for in the approved Business Plan for the Fiscal Year in question, as may be necessary to comply with such Legal Requirement or to remove or prevent the violation thereof or necessary with respect to the reasonable safety of persons at the Hotel. Manager shall notify Lessee as promptly as reasonably possible of any proposed expenditure contemplated by this Section 12.05D before making such expenditures, or if prior notice to Lessee is not practically possible, then Manager shall notify Lessee as promptly as reasonably possible after the making of any such expenditures, and shall adhere to all reasonable instructions of Lessee in response thereto. Any such amounts so paid from Gross Revenues or paid by Lessee pursuant to this Section 12.05D shall be treated as a Deduction under this Agreement. If Lessee directs Manager to contest a Legal Requirement or violation, Manager shall be indemnified against any direct liability that Manager may have as a result of failing to cure such a violation, such indemnification first to come from Gross Revenues and thereafter, if necessary, from Lessee.

E. Any deviations by Manager from any line item of any component of the Business Plan (but, in the case of expenses, deviations from any estimate in the Business Plan of the aggregate amount of any expense department) during any Fiscal Year (including, without limitation, any Lessee-approved updates or revisions thereto as contemplated above) shall be subject to Lessee’s prior written approval which may be granted or withheld in its sole discretion; provided, however, Lessee’s approval shall not be required to the extent such deviations are caused by any of the circumstances contemplated in subsections A through D of this Section 12.05, and are consistent with the limitations set forth in such subsections.

12.06 Allocation of Certain Expenses. Subject to Section 9.02, it is agreed that, to the extent that any compensation or other expense reimbursable to Manager or its Affiliates under this Agreement is not incurred solely for the benefit of the Hotel, then such compensation or expense shall be appropriately allocated to the other beneficiaries of such expense. With respect to group services provided by Manager in accordance with Section 9.02, if any, Manager shall, within ninety (90) days after the end of each Fiscal Year, furnish to Lessee a certification from the chief financial officer of Manager (a) that such person has reviewed all the group services and purchasing and procurement compensation, costs and expenses, and allocations thereof, (b) that such services were furnished on a not-for-profit basis; and (c) that the allocations of such compensation, costs and expenses as described were uniformly and fairly allocated to the Hotel and all Other Managed Hotels in the manner described without giving effect to any other benefits given to Other Managed Hotels. Upon receipt of such certification, Lessee may elect to require, and Manager consents to, an audit by an independent accounting firm selected by Lessee of such group services and purchasing and procurement compensation, costs and expenses, and the allocation thereof to the Hotel. In the event such audit reveals a variance with respect to the matters certified in the foregoing, Manager shall promptly refund the amount of such variance to Lessee from Manager’s own funds (such refund shall not be treated as a Deduction). If such audit reveals a variance in excess of $50,000, then Manager shall solely bear the expense of such audit (otherwise Lessee shall solely bear such expense). Manager shall give Lessee not less than sixty (60) days prior written notice of any proposed change in the method for allocating such costs and expenses, including the reasons therefor and a description of the proposed new method of allocation together with an analysis, in reasonable detail, of how such change would affect the group services and purchasing or procurement compensation, costs and expenses which would be billed or credited to the Hotel. Manager shall not change the method of allocating such costs and expenses unless the revised method is fair and equitable, and such revised method provides for the allocation of such costs and expenses on the same basis as allocated to all of the Other Managed Hotels.

Section 13. Insurance; Indemnification

13.01 Property and Operational Insurance.

A. Maintenance of Insurance. Commencing with the Management Commencement Date and continuing throughout the Term, Lessee shall at all times keep the Hotel insured with the kinds and amounts of Insurance described in Section 13.02 below and in accordance with any Mortgage and the Franchise Agreement with the exception of workers’ compensation insurance and employment practices liability insurance, provided for in Sections 13.02H and 13.02J, respectively. This insurance shall be written by qualified, solvent companies which can legally write insurance in the state in which the Hotel is located. The policies must name Lessee and Manager as parties insured, as their interest may appear, with minimum deductibles customary in the industry, but in any event, not greater than $25,000, or $250,000 with respect to property coverages; such deductible limitations shall not apply to earthquake, wind, flood insurance and employment practices liability coverage. Losses shall be payable to Lessee except to the extent that Manager’s interests may appear with respect to any matter being settled under the coverages described in Sections 13.02D or 13.02J below. Subject to Section 13.10 below, any loss adjustment with respect to the insurance coverages set forth in A, B and C of Section 13.02 below shall be made by Lessee acting in its sole and absolute discretion. Certificates in standard form evidencing the insurance required to be maintained under this Agreement shall be provided by the procuring party to the other party.

B. Lessee Methods of Obtaining Insurance. At its option, Lessee may procure and maintain the insurance by (i) undertaking the procuring of insurance directly in its own name and behalf or (ii) agreeing to coverage under Manager’s blanket policies in accordance with Manager’s proposal at a price established by Manager. Upon and in the event of the selection of Manager’s insurance policy, such policy shall be deemed acceptable to Lessee.

13.02 Coverages. The policies provided by Lessee shall include:

A. Subject to Section 13.02M, Building Insurance of risks on the “Special Form” or “All Risk Form” in an amount not less than 100% of the then full replacement cost thereof (as defined in Section 13.04 below) or such other amount which is acceptable to Lessee, and personal property insurance on the “Special Form” or “All Risk Form” in the full amount of the replacement cost thereof;

B. Earthquake and, if the Hotel is in the 100-year floodplain, flood insurance in reasonable and adequate amounts as reasonably determined by Lessee;

C. Insurance for loss or damage (direct and indirect) from steam boilers, pressure vessels or similar apparatus, now or hereafter installed in the Hotel, in the minimum amount of $5,000,000 or in such greater amounts as are then customary or as may be reasonably determined by Lessee from time to time;

D. Loss of income and business interruption insurance on the “Special Form” or “All Risk Form,” in the amount of at least one year of Manager’s net income and Lessee’s net income for the benefit of Lessee and Manager;

E. Commercial general liability insurance, with amounts not less than $20,000,000 covering each of the following: bodily injury, death, or property damage liability per occurrence, personal and advertising injury, general aggregate, products and completed operations, and liquor law or “dram shop” liability, if liquor or alcoholic beverages are served at the Hotel, with respect to Lessee and Manager;

F. Insurance covering such other hazards and in such amounts as may be customary for comparable properties in the area of the Hotel and is available from insurance companies, insurance pools or other appropriate companies authorized to do business in the state in which the Hotel is located at rates which are economically practicable in relation to the risks covered as may be reasonably determined by Lessee;

G. Fidelity bonds with limits and deductibles as may be reasonably determined by Lessee, covering Manager’s employees in job classifications normally bonded under prudent hotel management practices in the United States or otherwise required by law;

H. Workers’ compensation insurance coverage for all persons employed by Manager at the Hotel. Such workers’ compensation insurance shall be in accordance with the requirements of applicable local, state and federal law, and shall always be procured and maintained by Manager;

I. Vehicle liability insurance for owned, non-owned, and hired vehicles, in the amount of $15,000,000. Such vehicle liability insurance shall be in accordance with the requirements of applicable local, state and federal law, and shall always be procured and maintained by Manager;

J. Employment practices liability insurance in an amount not less than $2,000,000. Such employment practices liability insurance shall be in accordance with the requirements of applicable local, state and federal law, and shall always be procured and maintained by Manager;

K. Such other insurance as Lessee and Manager may reasonably determine for facilities such as the Hotel and the operation thereof, or as Franchisor may require;

L. Crime Coverage in the amount of $500,000, Guest Property and Safe Deposit Liability in the aggregate amount of $25,000 ($1,000 per guest), and Innkeeper’s Liability in the amount of $25,000; and

M. At Lessee’s option, in it sole discretion, terrorism insurance with limits and deductibles as may be reasonably determined by Lessee.

13.03 Responsibility for Premiums. All premiums, other than for the coverages referenced in Sections 13.02A through 13.02C, shall be reflected in the Annual Operating Projection and paid out of Gross Revenues (and shall be treated as Deductions).

13.04 Replacement Cost. The term “full replacement cost” as used herein shall mean the actual replacement cost of the Hotel requiring replacement from time to time including an increased cost of construction endorsement, if available, and the cost of debris removal.

13.05 Waiver of Subrogation and Indemnities. All insurance policies carried by Lessee or Manager covering the Hotel, including, without limitation, contents, fire and casualty insurance, shall expressly waive any right of subrogation on the part of the insurer against the other party. The parties hereto agree that their policies will include such waiver clause or endorsements so long as the same are obtainable without extra cost, and in the event of such an extra charge the other party, at its election, may pay the same, but shall not be obligated to do so.

13.06 Form Satisfactory, etc. All of the policies of insurance referred to in this Section 13 shall be written in a form reasonably satisfactory to the party to whom the benefit of the insurance runs in accordance with the terms of this Agreement. Lessee shall deliver such policies or certificates thereof to Manager prior to their effective date (and, with respect to any renewal policy, thirty (30) days prior to the expiration of the existing policy), and in the event of the failure of Lessee to effect such insurance as herein called for, or to deliver such policies or certificates thereof to Manager at the times required, Manager shall be entitled, but shall have no obligation, to effect such insurance, the premiums for which will be paid in accordance with Section 13.03. Each insurer mentioned in this Section 13 shall agree, by endorsement of the policy or policies issued by it, or by independent instrument, that it will give to Lessee and Manager thirty (30) days written notice before the policy or policies in question shall be materially altered, allowed to expire or cancelled.

13.07 Increase in Limits. If either Lessee or Manager at any time deems the limits of the personal injury or property damage under the comprehensive public liability insurance then carried to be either excessive or insufficient, Lessee and Manager shall endeavor in good faith to agree on the proper and reasonable limits for such insurance to be carried and such insurance shall thereafter be carried with the limits thus agreed on until further change pursuant to the provisions of this Section 13.

13.08 Blanket Policy. Notwithstanding anything to the contrary contained in this Section 13, Lessee, or Manager, as the case may be, may bring the insurance provided for herein within the coverage of a so-called blanket policy or policies of insurance carried and maintained by Lessee, or Manager, as the case may be; provided, however, that the coverage afforded to Lessee and Manager will not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Agreement by reason of the use of such blanket policy of insurance, and provided further that the requirements of this Section 13 are otherwise satisfied.

13.09 Separate Insurance. Lessee shall not on Lessee’s own initiative or pursuant to the request or requirement of any third party, take out separate insurance concurrent in form or contributing in the event of loss with that required in this Section 13 to be furnished, or increase the amount of any then existing insurance by securing an additional policy or additional policies, unless all parties have an insurable interest in the subject matter of the insurance, including in all cases Manager, are included therein as additional insured, and the loss is payable under such additional separate insurance in the same manner as losses are payable under the Agreement. Lessee shall immediately notify Manager that Lessee has obtained any such separate insurance or of the increasing of any of the amounts of the then existing insurance.

13.10 Reports on Insurance Claims. Manager, with the assistance of Lessee, shall promptly investigate and make a complete and timely written report to the appropriate insurance company as to all accidents, claims for damage relating to the ownership, operation, and maintenance of the Hotel, any damage or destruction to the Hotel and the estimated cost of repair thereof and shall prepare any and all reports required by any insurance company in connection therewith. All such reports shall be timely filed with the insurance company as required under the terms of the insurance policy involved, and a final copy of such report shall be furnished to Lessee. Manager shall not adjust, settle, or compromise any insurance loss, or execute proofs of such loss, with respect to the insurance coverages with respect to any casualty or other event without the prior written consent of Lessee.

13.11 Deductibles to be Operating Expenses. Any deductibles paid toward insurance claims shall be deemed Deductions, other than deductibles paid with respect to the coverages referenced in

Sections 13.02A through 13.02C.

13.12 Indemnification.

A. Lessee shall indemnify, defend and hold Manager, its Affiliates and the respective directors, officers, shareholders, employees and agents of each of them (collectively, “Manager Indemnified Parties”), harmless from and against all claims, causes of action, losses, attorneys’ fees and other costs and expenses (including, but not limited to, liquidated damages, transfer fees, and termination costs), liabilities and damages (collectively referred to as “Claims”) imposed upon or incurred by or asserted against Manager Indemnified Parties under, or on account of, or with respect to this Agreement arising out of or resulting from: (i) Manager’s due performance of this Agreement and the agreements and instruments entered into in connection with this Agreement (this Agreement and such other agreements and instruments are collectively referred to herein as the “Agreements”) or (ii) the failure by Lessee to perform its obligations under any of the Agreements. Without limiting the generality of the foregoing, Lessee shall indemnify, defend and hold Manager Indemnified Parties harmless from and against all Claims imposed upon or incurred by or asserted against Manager Indemnified Parties under or with respect to the Franchise Agreement which arise as a result of any default by Lessee or Owner under the terms of the Franchise Agreement, except to the extent such default is the result of the gross negligence or willful misconduct of, or breach of any of the Agreements by, Manager.

B. Manager shall indemnify, defend and hold Lessee, Owner, its Affiliates and the respective directors, officers, shareholders, employees and agents of each of them (collectively, “Lessee Indemnified Parties”), harmless from and against all Claims imposed upon or incurred by or asserted against Lessee Indemnified Parties under, or on account of, or with respect to any of the Agreements arising out of or resulting from: (i) Lessee’s and/or Owner’s due performance of the Agreements, (ii) the failure by Manager to perform its obligations under any of the Agreements, or (iii) the infringement of the rights of third parties arising from the use of the Intellectual Property or other intellectual property used by Manager (except, in the case of this clause (iii), if such infringement arises under the Franchise Agreement by virtue of Lessee’s failure to make payments under the Franchise Agreement). Without limiting the generality of the foregoing, Manager shall indemnify, defend and hold Lessee Indemnified Parties harmless from and against all Claims imposed upon or incurred by or asserted against Lessee Indemnified Parties under or with respect to the Franchise Agreement which arise as a result of any default by Manager under the terms of any of the Agreements or the Franchise Agreement, except to the extent such default is the result of the gross negligence or willful misconduct of, or breach of any of the Agreements by, Lessee or Owner.

C. The provisions of this Section 13.12 shall survive Termination of this Agreement.

Section 14. Damage and Condemnation

14.01 Damage and Repair.

A. If the Hotel is damaged by fire, casualty, or other cause during the Term, and such damage does not materially and adversely affect the operation of the Hotel, Lessee shall, with all reasonable diligence, to the extent that proceeds from the insurance described in Section 13 are available (subject to the provisions of any Mortgage encumbering the Hotel) for such purpose, repair or replace the damaged or destroyed portion of the Hotel to substantially the same condition as existed previously, subject to the remainder of this Section 14.01. In such event and during the period of such repair, it is understood and agreed that the Hotel shall not be deemed to be a Pooled Hotel for purposes of Section III.A of the Pooling and Cumulation Agreement.

B. In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Lessee fails or elects not to commence and complete the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, Lessee may, at its option, elect to terminate this Agreement (without any Early Termination Fee) upon sixty (60) days’ prior written notice. In such event and during such period, it is understood and agreed that the Hotel shall not be deemed to be a Pooled Hotel for purposes of Section III.A of the Pooling and Cumulation Agreement. Additionally, if the Franchise Agreement is terminated due to Lessee’s failure to repair and/or restore the Hotel, this Agreement shall terminate, effective upon the termination of the Franchise Agreement. In the event damage or destruction to the Hotel from any cause materially and adversely affects the operation of the Hotel and Lessee elects to commence and complete the repairing, rebuilding or replacement of the same so that the Hotel shall be substantially the same as it was prior to such damage or destruction, during the pendency of any period of repair it is understood and agreed that the Hotel shall not be deemed to be a Pooled Hotel for purposes of Section III.A of the Pooling and Cumulation Agreement.

C. For purposes of this Section 14, the Hotel shall be considered materially and adversely affected by a casualty event if forty percent (40%) or more of the Hotel rooms are out of service and the estimated time for repair of such damage does or could equal or exceed one hundred eighty (180) days.

14.02 Condemnation.

A. If all or substantially all of the Hotel is taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, Lessee or Manager may elect to terminate this Agreement, subject to Section 14.02B (without any Early Termination Fee). All awards for such taking or condemnation shall be paid to Lessee or Owner.

B. In the event a portion of the Hotel shall be taken by the events described in Section 14.02A or the entire Hotel is affected on a temporary basis, but the result in either case is not to make it unreasonable, in Lessee’s discretion, for Manager to continue to operate the Hotel, this Management Agreement may remain in full force and effect. All awards for any such partial or temporary taking or condemnation shall be paid over to Lessee and/or Owner.

C. Manager shall be entitled to make a claim to the condemning authority for the value of its loss of business arising from the events described in this Section 14.02A or 14.02B, which shall in no way serve to diminish or reduce the claim allocable to Lessee or Owner.

Section 15. Default

15.01 Defaults and Events of Default.

Each of the following shall constitute a “Default”:

A. The appointment of a receiver, trustee, or custodian for all or any substantial part of the property of Manager, Lessee or Owner, as the case may be, if such appointment is not set aside or vacated within sixty (60) days. Upon the occurrence of any Default by either party as described under this Section 15.01A, said Default shall be deemed an “Event of Default” under this Agreement.

B. The commencement by Manager, Lessee or Owner, as the case may be, of any voluntary case or proceeding under present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor’s rights. Upon the occurrence of any Default by either party as described under this Section 15.01B, said Default shall be deemed an “Event of Default” under this Agreement.

C. The making of a general assignment by Manager, Lessee or Owner, as the case may be, for the benefit of its creditors. Upon the occurrence of any Default by either party as described under this Section 15.01C, said Default shall be deemed an “Event of Default” under this Agreement.

D. The entry against Manager, Lessee or Owner, as the case may be, or any “order for relief” or other judgment or decree by any court of competent jurisdiction in any involuntary proceeding against Manager, Lessee or Owner, as the case may be, under any present or future federal bankruptcy laws or under any other bankruptcy, insolvency, or other laws respecting debtor’s rights, if such order, judgment, or decree continues unstayed and in effect for a period of sixty (60) consecutive days. Upon the occurrence of any Default by either party as described under this Section 15.01D, said Default shall be deemed an “Event of Default” under this Agreement.

E. The failure of Manager or Lessee, as the case may be, to make any payment required to be made in accordance with the terms hereof. Upon the occurrence of any Default by either party as described under this Section 15.01E, said Default shall be deemed an “Event of Default” under this Agreement if the defaulting party fails to make the required payment within ten (10) days after written notice by the non-defaulting party to the defaulting party that the payment has not yet been received.

F. A withdrawal or revocation, by any lawful governing body having jurisdiction thereof, of any material licenses, permits, decrees, acts, orders or any other approvals, the absence of which would prevent Manager’s performance hereunder, provided that such withdrawal or revocation is due to the acts, omissions or negligence of either party. Upon the occurrence of any Default by either party as described under this Section 15.01F, said Default shall be deemed an “Event of Default” under this Agreement and shall be attributed hereunder to such defaulting party if it fails to cure such Default within thirty (30) days after receipt of written notice from the non-defaulting party demanding such cure, or, if the Default is such that it cannot reasonably be cured within said thirty (30) day period of time, if the defaulting party fails to commence the cure of such Default within said thirty (30) day period of time or thereafter fails to diligently pursue such efforts to completion.

G. The failure of Lessee or Manager to perform, keep or fulfill any of the other covenants, undertakings, obligations or conditions set forth in this Agreement, including, without limitation, Manager exceeding the authority granted to it hereunder. Upon the occurrence of any Default by either party as described under this Section 15.01G, said Default shall be deemed an “Event of

Default”; provided, however, if such Default is capable of being cured, then the defaulting party shall have thirty (30) days after receipt of written notice from the non-defaulting party demanding such cure to cure the Default, provided further that if the Default is such that it cannot reasonably be cured by the defaulting party using its best efforts within said thirty (30) day period of time then the defaulting party shall have an additional thirty (30) days to cure such Default.

H. Manager fails to comply with Section 2.04 hereof or otherwise ceases to be an “eligible independent contractor,” as defined in Section 856(d) of the Code, with respect to the Hotel. Upon the occurrence of any Default by Manager as described under this Section 15.01H, said Default shall be deemed an “Event of Default” under this Agreement if Manager fails to cure the Default within sixty (60) days after the occurrence thereof (provided that such period is permitted by law) subject to the limitations of Section 15.02D.

I. Manager shall have committed an Event of Default under any of the Pooled Agreements. Upon the occurrence of any Default by Manager as described under this Section 15.01I, such Default shall be deemed an “Event of Default” by Manager under this Agreement.

J. Termination of the Franchise Agreement by the Franchisor as a result of Lessee’s failure to provide capital to improve the Hotel as required by such Franchise Agreement. Upon the occurrence of any Default as described under this Section 15.01J, such Default shall be deemed an “Event of Default” by Lessee under this Agreement.

K. Termination of the Franchise Agreement by the Franchisor as a result of any reason other than the reason specified in Section 15.01J. Upon the occurrence of any Default as described under this Section 15.01K, such Default shall be deemed an “Event of Default” by Manager under this Agreement.

L. Termination of this Agreement under Section 5.05C where such termination does not result from actions or omission of Manager and Manager is not otherwise in default hereunder. Upon the occurrence of any Default as described under this Section 15.01L, such Default shall be deemed an “Event of Default” by Lessee under this Agreement.

15.02 Remedies upon Event of Default.

A. Upon the occurrence of an Event of Default, the non-defaulting party shall have the right to pursue any one or more of the following courses of action: (i) to terminate this Agreement by written notice to the defaulting party, which termination shall be effective as of the effective date which is set forth in said notice; (ii) to institute any and all proceedings permitted by law or equity, including without limitation actions for specific performance and/or damages; and/or (iii) to avail itself of any and all other remedies which may be available to the non-defaulting party. Upon the occurrence of an Event of Default by either party with respect to the payment of money, the amount owed to the non-defaulting party shall accrue interest at the Overdue Rate, from and after the date on which such payment was originally due to the non-defaulting party. The rights granted hereunder shall not be in substitution for, but shall be in addition to, any and all rights and remedies available to the non-defaulting party by reason of applicable provisions of law or equity.

B. Notwithstanding the foregoing, in the event that Manager terminates, or has the right to terminate, this Agreement by reason of an Event of Default on behalf of Lessee, Lessee shall pay to

Manager as liquidated damages an amount equal to (i) the fair market value of this Agreement taking into account all relevant facts and circumstances, including, without limitation, all fees, costs and expenses of the parties, plus (ii) to the extent Manager is not compensated therefor by amounts to be paid pursuant to clause (i) above, the direct costs of employee termination and severance resulting directly from the termination of this Agreement, all of which must be reasonable, customary and pursuant to and in accordance with employment plans, policies and agreements of Manager with Hotel-level employees in effect consistent with the terms and conditions of this Agreement of which Lessee has knowledge and which have historically been in effect. If the parties are unable to agree upon such fair market value and such direct costs referred to in clauses (i) and (ii) above within thirty (30) days after such right of termination by Manager arises, the determination of such fair market value plus such direct costs shall be made by an Appraiser. If Lessee and Manager are unable to agree as to the selection of the Appraiser, each shall select an appraiser at his or its own expense, and each appraiser so selected shall select a third appraiser which shall perform the appraisal herein described. The Appraiser shall employ such methods of valuation as are customarily applicable to valuation of hotel management agreements, taking into account all appropriate factors as aforesaid. The Appraiser shall issue a written opinion confirming its appraisal of such fair market value and such direct costs as soon as practicable (but in no event later than sixty (60) days) after the date of termination of this Agreement by Manager and receipt of all the appropriate information from the parties as provided below. The parties shall provide such information as is reasonably requested by the Appraiser. The determination of such fair market value and such direct costs by the Appraiser so selected shall be final and binding upon Lessee and Manager, and their respective successors and assigns. Lessee and Manager shall each pay one-half (1/2) of the fees and expenses of the Appraiser. Such liquidated damages shall be Manager’s sole and exclusive remedy at law or in equity arising from or related to such Event of Default. The parties agree that the foregoing liquidated damages are fair and reasonable compensation to Manager for the business which it will lose as a result of the premature termination and that the same are not and shall not be construed as a penalty. If Lessee disputes Manager’s right to terminate this Agreement, the provisions of this Section 15.02B shall be tolled pending resolution of any dispute. Upon the payment of such liquidated damages as contemplated by the foregoing, this Agreement shall terminate (if not previously terminated by Manager in connection therewith). Manager shall be entitled to payment liquidated damages only once under this Agreement.

C. Notwithstanding the foregoing, Manager shall not be entitled to treat an event under Section 15.01J as a Default or an Event of Default hereunder for a period of one (1) year following the termination of the Franchise Agreement referred to therein, and in the event that within such one (1) year period Lessee replaces the terminated Franchise Agreement and elects to apply this Agreement to the Hotel under such new franchise agreement, which shall be a reasonably equivalent brand which could reasonably be expected to provide substantially similar economics to the terminated Franchise Agreement, then such Default and Event of Default shall be deemed cured, but in such event Lessee shall compensate Manager, subject to the Pooling and Cumulation Agreement, for the amount of lost Management Fees actually sustained by Manager during such gap period as a result of the termination of the Franchise Agreement; provided, however, that Manager shall be conclusively deemed not to have sustained any losses or damages if Gross Revenues and Available Cash Flow for the Hotel during such period are substantially equivalent to those set forth in the Annual Operating Projection for the Fiscal Year in which such termination occurs (any updatings or revisions to the Annual Operating Projection pursuant to Section 12.05 shall be disregarded). It is understood and agreed that during such one (1) year period as described above, the Hotel shall not be deemed to be a Pooled Hotel for purposes of Section III.A of the Pooling and Cumulation Agreement.

D. Notwithstanding the foregoing, in the event of an Event of Default pursuant to Section 15.01H, if such Event of Default results from a change of law after the Effective Date which precludes Manager from continuing to manage the Hotel or any of the other Pooled Hotels, or as a result of which Lessee or any of its direct or indirect affiliates, including, without limitation, Innkeepers, would suffer adverse federal income tax consequences from Manager’s continued management of the Hotel or any of the other Pooled Hotels, then, Lessee shall have the right, as its sole and exclusive remedy, to terminate this Agreement and Manager shall have no liability or obligation to Lessee in damages as a result of such termination of this Agreement; provided that in the event that Lessee so terminates this Agreement in accordance with the foregoing, Lessee shall pay to Manager a one-time termination payment equal to the Fair Market Value of this Agreement as determined in accordance with Section 4.01D less the fair market value (determined consistent with the fair market value determination methodology and process set forth in Section 15.02B above) of the agreement (or agreements) entered into to replace this Agreement following such termination through the end of the Contract Term (the “Special Termination Fee”). In the event that such replacement agreement is an interim replacement agreement that does not extend through the end of the Contract Term used to determine the Fair Market Value of this Agreement (or is terminable by Lessee without penalty or premium), then Lessee shall provide a good faith estimate of the fair market value of a replacement agreement to the new manager for the remainder of the Contract Term not so covered and such good faith estimate shall be utilized, together with the fair market value of the interim replacement agreement, to determine the aggregate fair market value of the replacement agreements through the end of the Contract Term. It is understood and agreed that if a replacement agreement is terminable by Lessee at any time (subject to notice) without penalty or premium, then it shall be deemed a one (1) year interim replacement agreement for purposes of this Section 15.02D.

Section 16. Assignment

16.01 Assignment by Manager. Manager shall not assign this Agreement without the prior written consent of Lessee, which consent may be provided or withheld in its sole discretion. Manager shall not engage in a Change of Control Event of Manager without the prior written consent of Lessee, which consent thereto (and any related assignment in connection therewith) will not be unreasonably withheld, and, if applicable, the prior written consent of Mortgagee and/or the Franchisor; provided however, that it is expressly understood and agreed that, without limiting any other determinations of Lessee’s reasonableness in connection with any such consent, Lessee shall not be acting unreasonably if it withholds consent to a Change of Control Event of Manager involving a party that is not experienced and qualified and proficient in the management of first class5 limited service hotels on a basis reasonably commensurate with Manager or that is not an “eligible independent contractor” as defined in Section 856(d) of the Code or that does not otherwise meet the requirements under Section 2.04B hereof. In the event that Manager engages in a Change of Control Event of Manager without obtaining the prior written consent of Lessee as contemplated above, then Lessee shall have the right, in addition to any other rights and remedies of Lessee hereunder, to terminate this Agreement without any obligation, liability or penalty. The disposition by Manager, directly or indirectly, of its controlling interest in any Affiliate to which it has previously assigned this Agreement, or any other Change of Control Event of Manager, shall be deemed to be a prohibited assignment hereunder requiring the prior written consent of Lessee and, if applicable, the Mortgagee and/or the Franchisor. No assignment of this Agreement shall

[5]	For Residence Inns, it will refer to upscale, extended stay, for Hampton Inns, it will refer to mid-scale, limited service without F&B, for TownPlace Suites, it will refer to mid-priced, extended stay and for Courtyard by Marriott it will refer to mid-scale with F&B.

operate to release Manager from any of its obligations under this Agreement unless otherwise agreed to in writing by Lessee in its sole discretion. No assignment by Manager of its interest in this Agreement, whether such occurs voluntarily or by operation of law, shall relieve Manager from any of its obligations under this Agreement which accrued prior to the date of such assignment and is expressly permitted.

16.02 Assignment by Lessee. Lessee may assign this Agreement without the prior written consent of Manager provided that: (a) the assignee meets the following criteria: (i) it has sufficient financial resources and liquidity to meet the ongoing financial obligations of the Hotel and to maintain the Hotel in accordance with the Franchise Agreement pursuant to Section 2.01; (ii) it is not a convicted felon or a person generally known to be a member of organized crime; and (iii) it has assumed and agreed in writing (to be delivered to Manager not more than twenty (20) days following the effective date of such assignment) to be bound by all of the terms of this Agreement; (b) the assignment results from any merger, consolidation or reorganization involving Lessee or Owner (but subject to any consent, if any, required by any applicable Mortgagee), provided that the surviving entity meets the following criteria: (i) it has sufficient financial resources and liquidity to meet the ongoing financial obligations of the Hotel and to maintain the Hotel in accordance with the Franchise Agreement pursuant to Section 2.01; and (ii) it is not a convicted felon or a person generally known to be a member of organized crime; or (c) the assignee is any Mortgagee or its affiliated designee or other party who acquires title to the Hotel through sale by power of sale, foreclosure, or deed-in-lieu thereof. No assignment by Lessee of its interest in this Agreement, whether such occurs voluntarily or by operation of law, shall relieve Lessee from any of its obligations under this Agreement which accrued prior to the date of such assignment, but Lessee shall be expressly released for liabilities and obligations accruing on or after the date of such assignment. It is expressly understood and agreed that a Change of Control Event of Innkeepers shall not be deemed an assignment hereunder. Nothing in this Section 16.02 shall limit the rights of Lessee under Section 4 of this Agreement (except as provided in Section 4.01B(1)).

16.03 Effect of Permitted Assignments. A consent to any particular assignment shall not be deemed to be a consent to any other assignment or a waiver of the requirement that consent be obtained in the case of any other assignment. No such assignment shall relieve the assigning party from its liabilities or obligations under this Agreement accruing prior to the effective date of the assignment.

16.04 Further Assignments. If either party consents to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement.

Section 17. Intellectual Property, Software and Equipment

17.01 Intellectual Property. All Intellectual Property paid for and owned by Manager is and shall remain the exclusive property of Manager and/or its Affiliates, and shall be utilized by Manager in connection with the operation of the Hotel and the performance of Manager’s services under this Agreement. Lessee shall have no right to use any Intellectual Property without Manager’s prior written approval, which may be granted or withheld in Manager’s sole and absolute discretion. Upon Termination, all Intellectual Property shall be removed from the Hotel by Manager without compensation therefor to Lessee, and Lessee shall cease immediately any use of the Intellectual Property and return to Manager any and all copies or other reproductions thereof, whether such are in physical or electronic format.

17.02 Software and Equipment. All Software is and shall remain the exclusive property of Manager and/or its Affiliates (or of the licensor of such Software, as the case may be), and Lessee shall have no right to use, copy, duplicate, reverse engineer or otherwise handle or manipulate any Software. Manager owns, or has other lawful rights, under licenses and other contracts with third party vendors, to use, all Software, for all purposes required in order for Manager to perform its obligations under this Agreement. Upon Termination, Manager shall remove all Software from the Hotel without compensation therefor to Lessee, together with any computer equipment which is proprietary to Manager and has been paid for and is owned by Manager. Manager shall facilitate the prompt and orderly transfer to Lessee (or its designee) of Lessee’s records and customer, financial, operating and other data regarding the Hotel in Manager’s control in whatever form or medium that such records and data are maintained or stored by Manager or on its behalf and Manager shall cease using such records and data after such transfer.

17.03 Lessee’s Intellectual Property. Information which constitutes Lessee’s Intellectual Property (as defined herein), regardless of the medium in which it is compiled or stored, and regardless of whether any portion of Lessee’s Intellectual Property is compiled or stored using any portion of Software or other components of Intellectual Property, shall be and remain the exclusive property of Lessee. Notwithstanding the foregoing, Manager may use information comprising Lessee’s Intellectual Property for purposes reasonably related to the provision of services by Manager under and in accordance with the terms and conditions of this Agreement, provided that Manager shall take such steps to provide reasonable assurances that Lessee’s Intellectual Property shall remain confidential, is not disclosed to anyone other than the employees at the Hotel and not used for any purpose other than the purpose of providing services under this Agreement. Lessee’s Intellectual Property shall be defined as meaning (i) any names or logos used by the Hotel or restaurants or lounges located in the Hotel, whether used alone or in any combination of words or phrases (but excluding Manager’s name to the extent part thereof), (ii) any and all information regarding guests and other users of guest rooms or other amenities and facilities at the Hotel, including, without limitation, guest profiles or history of use by a guest at the Hotel and (iii) all information concerning the Hotel and its operations, financial or otherwise. Upon a termination of this Agreement, Manager shall make available to Lessee all of Lessee’s Intellectual Property stored in the Intellectual Property of Manager

Section 18. Hazardous Materials

18.01 Responsibilities of Manager. Manager covenants and agrees that: (i) the Hotel shall not be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, or process Hazardous Materials, excepting quantities of chemicals and other products customarily used in the operation of similar Hotels; (ii) Manager shall not cause or permit the release of Hazardous Materials from the Hotel; (iii) Manager shall comply with all applicable Environmental Laws relating to or affecting the Hotel; and (iv) if and when Manager receives written notice of or becomes aware (by current actual knowledge) of the presence of Hazardous Materials or mold on the premises or coming onto the Hotel from off site, Manager shall notify Lessee of such condition and, after consultation with Lessee, shall take such action, in compliance with applicable Legal Requirements, at no expense to Manager (except that Manager shall be solely responsible for such costs if and to the extent that the presence of such Hazardous Materials or mold was caused by the actions or omissions of Manager, its Affiliates, agents or representatives), as Lessee and Manager mutually deem appropriate in order to comply with law, and to preserve and protect the Hotel and the health and safety of guests, employees and invitees. Without limiting any other remedy that Lessee may have, Manager shall indemnify, defend and hold Lessee and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all losses, costs, liabilities and damages (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation, which shall not be a Deduction and shall be paid for by Manager out of Manager’s own funds) arising from the breach of this Section 18.01.

18.02 Responsibilities of Lessee. In the event of the discovery of Hazardous Materials or mold on the Hotel premises or in the Hotel during the term of this Agreement, Lessee shall (except to the extent such removal is Manager’s responsibility pursuant to Section 18.01) promptly remove, if required by applicable environmental law, such Hazardous Materials or mold, together with all contaminated soil and containers, and shall otherwise remedy the problem in accordance with all environmental laws. Lessee shall (except to the extent that Manager has breached Section 18.01) indemnify, defend and hold Manager and its Affiliates (and their respective directors, officers, shareholders, employees and agents) harmless from and against all losses, costs, liabilities and damages (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the presence of Hazardous Materials or mold on the Hotel premises or in the Hotel. All costs and expenses of the removal of Hazardous Materials or mold pursuant to this Section 18.02, and of compliance with all Environmental Laws, shall be paid by Lessee from its own funds, and the same shall not be treated as a Deduction.

Section 19. Miscellaneous

19.01 Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement nor the finalization of the transactions contemplated hereby shall violate any provisions of law or judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; or require any consent, vote or approval which has not been taken, or at the time of the transaction involved shall not have been given or taken.

19.02 Relationship of Parties. Neither this Agreement nor any other agreements, instruments, documents, or transactions contemplated hereby shall in any way be or be interpreted, deemed or construed as making Manager a partner of or joint venturer with, Lessee. Lessee and Manager agree that neither party will make any contrary assertion in any legal proceedings involving Lessee and Manager.

19.03 Failure to Perform; Reservation of Rights. Subject to the other terms and conditions of this Agreement, if Manager or Lessee at any time fails to make any payments to third parties as specified or required hereunder or fails to perform any other act for third parties required on its part to be made or performed hereunder, then the other party after thirty (30) days’ written notice to the non-performing party may (but shall not be obligated to) pay any such delinquent amount or perform any such other act on the non-performing party’s part; provided, however, that any such payment or performance by the other party on the non-performing party’s part shall not cure such non-performing party’s breach under this Agreement. Any sums thus paid and all costs and expenses incurred in connection with the making of such payment or the proper performance of any such act, together with interest thereon at the lesser of (i) the interest rate allowed by the applicable usury laws or (ii) at the Overdue Rate, from the date that such payment is made or such costs and expenses incurred, shall constitute a liquidated amount to be paid by the defaulting party under this Agreement to the other party on demand.

19.04 Breach of Covenant. Lessee and Manager shall be entitled, in case of any breach of this Agreement by the other party to injunctive relief and to any other right or remedy available at law.

19.05 Headings. Headings of Sections are inserted only for convenience and are in no way to be construed as a limitation on the scope of the particular Sections to which they refer.

19.06 Notices. Notices, statements and other communications to be given in accordance with terms of this Agreement shall be in writing and delivered by hand against receipt or sent by facsimile (with an electronic confirmation of transmission thereof), certified mail, return receipt requested, or by a nationally recognized overnight service to the following addresses:

Owner	Lessee	Manager
Original to:	Original to:	Original to: Innkeepers Hospitality Management, Inc. 302 Royal Poinciana Plaza Palm Beach, Florida 33480 Attention: President Facsimile:

With a copy to:	With a copy to:	With a copy to: Innkeepers Hospitality, Inc. Hotel Address Hotel City, State and Zip Attention: General Manager Facsimile:

or to such other addresses as from time to time designated by the party receiving the notice, provided that such designation shall be in accordance with this Section 19.06. Any such notice which is properly sent in accordance with the foregoing shall be deemed to have been served when delivered as provided above.

19.07 Certain Restrictions. The parties acknowledge and agree that Manager is subject to that certain Covenant Not to Compete dated                 , 2003 which is being entered into simultaneously herewith or has been previously entered into.

19.08 Estoppel Certificates. Manager and Lessee shall, and Lessee shall cause Owner to, at any time and from time to time within fifteen (15) days of the request of the requesting party, execute, acknowledge, and deliver to the requesting party a certificate certifying: (a) that this Agreement is unmodified and in full force and effect (or, if there have been modifications, that the same is in full force and effect as modified and stating such modifications); (b) the dates through which the required distributions to Lessee have been paid and all Management Fees have been paid; (c) whether there are any existing Defaults by the other party to the knowledge of the party making such certification, and specifying the nature of such Defaults, if any; and (d) such other matters as may be reasonably requested. Any such certificates may be relied upon by any party to whom the certificate is directed.

19.09 Waiver. The failure of either party to insist upon strict performance of any of the terms or provisions of this Agreement, or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party, and no waiver shall be implied by any payment, funding of a payment or authorization of payment by Lessee pursuant to Section 12.03D or knowledge with respect to any of the foregoing. No waiver of a provision in one instance is a waiver of that provision in any other instance or a waiver of any other provision.

19.10 Savings. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Manager or Lessee or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

19.11 Negotiation of Agreement. Lessee and Manager are both business entities having substantial experience with the subject matter of this Agreement, and each has fully participated in the negotiation and drafting of this Agreement. Accordingly, this Agreement shall be construed without regard to the rule that ambiguities in a document are to be construed against the draftsman. No inferences shall be drawn from the fact that the final, duly executed Agreement differs in any respect from any previous draft hereof.

19.12 Choice of Law. This Agreement shall be interpreted under and enforced in accordance with the laws of the State of Florida, irrespective of the rules governing choice of laws.

19.13 Dispute Resolution. Except as may be otherwise contemplated by this Agreement, any controversy, dispute or claim arising out of or relating to this Agreement or the performance, enforcement, breach, termination or validity thereof, shall first be submitted to non-binding mediation and shall thereafter be determined by final binding arbitration (whether or not the relevant provisions of this Agreement make reference to a dispute resolution mechanism), and not litigation, the agreed venue for mediation and arbitration being in Palm Beach County, Florida, in accordance with the terms of this Section 19.13 and as set forth in Schedule 19.13 attached hereto and incorporated herein by this reference. Disputes with respect to financial matters shall be resolved in accordance with Paragraph 2 of Schedule 19.13 and disputes with respect to all other matters shall be resolved in accordance with Paragraph 3 of Schedule 19.13. This Section 19.13 shall not limit claims for fraud.

19.14 Entire Agreement. This Agreement, together with the exhibits and schedules hereto, and other writings signed by the parties expressly stated to be supplementary hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto. This Agreement may be executed in counterparts, each of which shall be deemed an original and all such counterparts together shall constitute one and the same instrument.

19.15 Exculpation. Except as otherwise provided in the Guaranty, notwithstanding any other provision of this Agreement to the contrary, the liability of Lessee arising out of or in connection with this Agreement, the obligations contemplated hereby, and the ownership of the Hotel shall at all times be limited to the interest of Lessee in the Hotel, and in any litigation or other dispute, neither Manager nor any other party shall seek or have recourse to any other asset of Lessee or to Lessee’s partners, members, associates, shareholders, agents, executives or Affiliates, and no such person affiliated with Lessee shall be personally liable with respect to any obligation of Lessee. Except as otherwise provided in the Guaranty, without limiting the foregoing, neither Lessee nor any party associated with Lessee shall have any liability in excess of Lessee’s interest in the Hotel for any act by Lessee, including liability for the gross negligence, willful misconduct, fraud or breach of this Agreement by Lessee for any reason whatsoever.

19.16 References to Owner. Except as otherwise provided in the Guaranty, no reference to Owner in this Agreement shall make Owner a party hereto or create any liability or obligation of Owner under this Agreement to Manager, and Manager shall look solely to Lessee for the performance of Lessee’s obligations hereunder.

19.17 Approval Right of Lessee.

A. Notwithstanding anything to the contrary contained in this Agreement, in the event of the death or permanent disability of Jeffrey H. Fisher during the Term of this Agreement (but prior to the occurrence of a permitted Change of Control Event of Manager), then at all times thereafter Manager shall have a person serving as the Chief Executive Officer (as defined below) of Manager, who shall be subject to the approval of Lessee in writing, which approval shall only be given at the direction of the board of trustees of Innkeepers, and which approval and direction shall not be unreasonably withheld (it being understood and agreed that Lessee shall not have the right to revoke its approval with respect to a particular Chief Executive Officer after such approval has been given).

B. Subject to Section 19.17C(ii), Lessee shall be deemed to have approved (and received the board of trustees of Innkeepers’ direction with respect thereto) any person as Chief Executive Officer who for at least the last (i) fifteen (15) years (as of the time of such person’s hiring) has been employed in the hotel management business and (ii) five (5) years (as of the time of such person’s hiring) has served in one or more senior corporate management positions for one or more hotel management companies with at least twenty-five (25) first-class limited and/or full service hotels.

C. For clarification purposes, it is understood and agreed that Lessee shall not be deemed to have acted unreasonably in not approving a Chief Executive Officer-nominee (and the board of trustees of Innkeepers shall not be deemed to have acted unreasonably in not giving direction) if (i) the proposed person does not have the experience described in Section 19.17B and, in the reasonable opinion of Lessee, is not otherwise experienced and qualified in the management of first-class limited service or full-service hotels on a basis reasonably commensurate with Manager or (ii) notwithstanding such person having the experience described in Section 19.17B, such person would cause Manager not to be an “eligible independent contractor” as defined in Section 856(d) of the Code with respect to the Hotel.

D. Notwithstanding 19.17A, if Manager is acting in good faith and continuing to use its reasonable best efforts to identify and hire a replacement Chief Executive Officer to be approved by Lessee as contemplated hereby (which approval shall not be unreasonably withheld), then until the first (1st) anniversary of the death or disability of Mr. Fisher or the death, disability or departure of any Chief Executive Officer that was so approved by Lessee, Manager shall not be in default under this Agreement for failing to employ a Chief Executive Officer that has been so approved by Lessee.

E. For purposes of this Agreement, the “Chief Executive Officer” of Manager shall be the principal executive officer of Manager at any time, who shall in general supervise and control all of the business and affairs of Manager, subject to the general direction of the board of directors of Manager pursuant to applicable law.

F. This Section 19.17 shall have no force or effect from and after the date that Lessee ceases to be an Affiliate of Innkeepers USA Trust.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by duly authorized individuals.

Lessee:

By:
Attest:
Name:
Title:

Manager: INNKEEPERS HOSPITALITY MANAGEMENT, INC.

By:
Attest:
Name:
Title: